UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of YRC Worldwide Inc. (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas 66211, on Tuesday, May 1, 2012 at 10:00 a.m., Central time, to consider the following matters:

I.	The election of seven members of the Company’s Board of Directors;

II.	Advisory vote to approve named executive officer compensation;

III.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012; and

IV.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on March 7, 2012 as the record date for the determination of holders of record of its common stock, par value $0.01 per share (the “Common Stock”), its Series A Voting Preferred Stock, par value $1.00 per share, its 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”), and its 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting after any adjournments of the Annual Meeting. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the holders of Series A Notes and Series B Notes are entitled to vote on an as-converted-to-common-stock basis on all matters on which Common Stockholders are entitled to vote; provided, that such number of votes is limited to 0.1089 votes and 0.0594 votes for each such share of Common Stock on an as-converted-to-common-stock basis in respect of the Series A Notes and Series B Notes, respectively.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES AND CONVERTIBLE NOTES VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors:

Michelle A. Russell, Secretary

Overland Park, Kansas

March 21, 2012

YRC WORLDWIDE INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

2012 Annual Meeting of Stockholders

YRC WORLDWIDE INC.

10990 Roe Avenue

Overland Park, Kansas 66211

INTRODUCTION

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors of YRC Worldwide Inc., a Delaware corporation (the “Company”), of proxies for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, at 10:00 a.m., Central time, on Tuesday, May 1, 2012, and at any and all reconvened meetings after any adjournments of the Annual Meeting. The Company’s telephone number is (913) 696-6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website is located at www.yrcw.com. Information on our website does not constitute a part of this Proxy Statement. When used in this Proxy Statement, the terms the “Company,” “we,” “us,” “our,” and similar terms refer to YRC Worldwide Inc.

On or before March 21, 2012, we began mailing to the record holders of our Common Stock, par value $0.01 per share (“Common Stock”), the record holder of our Series A Voting Preferred Stock (“Series A Preferred Stock”), the record holders of our 10% Series A Convertible Senior Secured Notes due 2015 (“Series A Notes”), and the record holders of our 10% Series B Convertible Senior Secured Notes due 2015 (“Series B Notes,” and collectively, with the Series A Notes, the “Convertible Notes”) a Notice of Internet Availability of Proxy Materials (the “Notice”).

Throughout this proxy statement, the holders of Common Stock and the holder of Series A Preferred Stock are referred to collectively as “Stockholders,” and the holders of our Convertible Notes are referred to collectively as “Convertible Noteholders.”

Matters to be Considered at the Annual Meeting

At the Annual Meeting, you will consider and vote upon:

I.	The election of seven members of the Board of Directors;

II.	Advisory vote to approve named executive officer compensation;

III.	The ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2012; and

IV.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

Questions and Answers

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making this Proxy Statement and its 2011 annual report available to Stockholders and Convertible Noteholders electronically via the Internet. On or before March 21, 2012, we began mailing the Notice to the record holders of our Common Stock, Series A Preferred Stock and Convertible Notes as of the record date. All holders of our Common Stock, Series A Preferred Stock and Convertible Notes will be able to access this Proxy Statement and our 2011 annual report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed copy may be found in the Notice. We believe that this electronic process will expedite your receipt of the proxy materials and reduce the cost and the environmental impact of our Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1-800-884-4225, or at www.computershare.com/contactus.

How can I electronically access the proxy materials?

The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting via the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Stockholders and Convertible Noteholders of record as of the close of business on March 7, 2012 will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meetings after any adjournments of the Annual Meeting. Pursuant to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Convertible Noteholders are entitled to vote on an as-converted-to-common-stock basis, subject to certain limitations described below, on all matters on which our Common Stockholders are entitled to vote.

How many votes does each Stockholder and Convertible Noteholder have?

On the record date, March 7, 2012, the Company had 7,662,023 shares of Common Stock and one share of Series A Voting Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock and Series A Voting Preferred Stock held as of the record date.

On the record date, March 7, 2012, there were $142,644,445 and $94,799,105 in aggregate principal amount outstanding of Series A Notes and Series B Notes, respectively, after giving effect to interest paid in the form of additional Series A Notes and Series B Notes, respectively, and to the conversion of Series B Notes through the record date. Pursuant to our Certificate of Incorporation and the indentures governing the Convertible Notes, our Convertible Noteholders are entitled to vote on an as-converted-to-common-stock basis on all matters on which our Common Stockholders are entitled to vote, subject to certain limitations discussed below. Each holder of Series A Notes is entitled on an as-converted-to-common-stock basis to 29.4067 shares of Common Stock for each $1,000 principal amount of Series A Notes held on the record date. Each holder of Series B Notes is entitled on an as-converted-to-common-stock basis to 75.9425 shares of Common Stock per $1,000 principal amount of Series B Notes held on the record date, which number of shares includes shares issuable in respect of the Make Whole Premium (as defined in the Series B Notes indenture). However, as set forth in our Certificate of Incorporation and in the indentures governing the Convertible Notes, in order to comply with NASDAQ Listing

Rule 5640, each holder of Series A Notes is limited to 0.1089 votes for each share of Common Stock on an as-converted-to-common-stock basis and each holder of Series B Notes is limited to 0.0594 votes for each share of Common Stock on an as-converted-to-common-stock basis. On the record date, the holders of Series A Notes thereby collectively held 456,803 votes and the holders of Series B Notes thereby collectively held 427,637 votes.

We refer to the total number of votes represented by our outstanding shares of Common Stock, the share of Series A Preferred Stock, and the Series A Notes and Series B Notes as the total “voting power” of the Company. As of the record date, the Stockholders held approximately 90% of the total voting power entitled to vote at the Annual Meeting and our Convertible Noteholders held approximately 10% of the total voting power entitled to vote at the Annual Meeting.

What matters am I voting on?

You are being asked to vote on the following matters:

I.	the election of seven members of the Board of Directors;

II.	advisory vote to approve named executive officer compensation;

III.	the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2012; and

IV.	the transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the proposed slate of directors; that you vote “FOR” the approval of the advisory vote to approve named executive officer compensation; and that you vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2012.

What is the difference between holding Common Stock, Series A Preferred Stock or Convertible Notes as a Stockholder or Convertible Noteholder of record and as a beneficial owner?

Stockholder or Convertible Noteholders of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record with respect to those shares of Common Stock and the Notice was sent directly to you by the Company. If you are the record holder of the Series A Preferred Stock, the Notice was sent directly to you by the Company. If your Convertible Notes are registered directly in your name, you are considered the Convertible Noteholder of record with respect to those Convertible Notes and the Notice was sent directly to you by the Company.

Beneficial owner of Common Stock or Convertible Notes. If your Common Stock or Convertible Notes are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of the Common Stock or Convertible Notes, and the Notice was sent directly to you by the Company or that organization forwarded the Notice to you. The organization holding your account is considered the Stockholder or Convertible Noteholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the Common Stock or Convertible Notes held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of the voting power, consisting of the total number of votes represented in person or by proxy by our Common Stock, Series A Preferred Stock and Convertible Notes outstanding on the record date, must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your

Common Stock, Series A Preferred Stock or Convertible Notes will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a Stockholder or Convertible Noteholder of record of Common Stock, Series A Preferred Stock or Convertible Notes, how do I vote?

If you are a Stockholder or Convertible Noteholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you are voting via the Internet, by telephone, or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on April 30, 2012 in order to be counted.

If I am a beneficial owner of Common Stock or Convertible Notes, how do I vote?

If you are a beneficial owner of Common Stock or Convertible Notes and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your Common Stock or Convertible Notes.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet at www.proxyvote.com or by calling the number set forth on the voting instruction form and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed voting instruction form and returning it as soon as possible using the enclosed envelope. If you are voting via the Internet, by telephone, or by returning an executed voting instructing form, your vote or voting instruction form must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) April 30, 2012 to be counted.

If I own shares of Common Stock through a Company sponsored 401(k) plan, how do I vote?

If you have invested in Common Stock through a Company sponsored 401(k) plan, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on your behalf. Under the 401(k) plan, however, you have pass-through voting rights based on the amount of money you have invested in Common Stock. You may exercise your pass-through voting rights voting via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you fail to timely give voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions have been received. Your vote or executed proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on April 26, 2012 to be counted.

If I own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters employees, how do I vote?

If you own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters (the “Teamsters”) employees, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on behalf of the plan’s participants. Under the Teamster-National 401(k) Savings Plan, however, you have pass-through voting rights based on the number of shares of Common Stock allocated to your account. You may exercise your pass-through voting rights voting via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you fail to timely give voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions have been received. Your vote or executed proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on April 24, 2012 to be counted.

What happens if I do not give specific voting instructions?

Stockholders or Convertible Noteholders of Record. If you are a Stockholder or Convertible Noteholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	if you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your Common Stock, Series A Preferred Stock and/or Convertible Notes in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Common Stock or Convertible Notes. If you are a beneficial owner of Common Stock or Convertible Notes and do not provide the organization that holds your Common Stock or Convertible Notes with specific voting instructions, the organization may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your Common Stock or Convertible Notes does not receive instructions from you on how to vote your Common Stock or Convertible Notes on a non-routine matter, the organization does not have the authority to vote your Common Stock or Convertible Notes with respect to the non-routine matter. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the organization that holds your Common Stock or Convertible Notes by carefully following the instructions provided in the Notice.

Which proposals are considered “routine” or “non-routine”?

Proposal III (ratification of the appointment of KPMG) involves a matter that we believe will be considered routine.

Proposal I (election of directors) and Proposal II (advisory vote to approve named executive officer compensation) involve matters that we believe will be considered non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether the Stockholders and Convertible Noteholders have approved a matter, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore, have no effect on the outcome of such proposals.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal I – Election of seven directors	Each director must be elected by a plurality of the votes cast.

Proposal II – Approval of the advisory vote on named executive compensation	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Proposal III – Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2012	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

As an advisory vote, Proposal II is not binding on the Company, the Board of Directors or the Compensation Committee, and the final decision with respect to the matters set forth in Proposal II remains with the Board of Directors or the Compensation Committee. Because we highly value the opinions of our Stockholders and Convertible Noteholders, however, the Board of Directors and the Compensation Committee will consider the results of the advisory vote on Proposal II when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual Stockholders or Convertible Noteholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders or Convertible Noteholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and promptly disclosed after the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Current Report on Form 8-K.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to assist with the solicitation of proxies for a nominal fee plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock and Convertible Notes their reasonable out-of-pocket expenses incurred in connection with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, members of our Board of Directors and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders or Convertible Noteholders who are our employees or who previously requested to receive proxy materials electronically.

Stockholder and Convertible Noteholder Proposals and Communications with the Board

Stockholder and Convertible Noteholder Proposals

SEC rules provide that we must receive Stockholders’ and Convertible Noteholders’ proposals intended to be presented at the 2013 annual stockholders’ meeting (the “2013 Annual Meeting”) by November 21, 2012 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder and Convertible Noteholder proposals should be submitted in writing to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Stockholder and Convertible Noteholder proposals that are proposed to be brought before the 2013 Annual Meeting will be considered not properly brought before that meeting, and will be out of order, unless we receive notice of the Stockholder or Convertible Noteholder proposal not less than 60 days nor more than 90 days prior to the date of the 2013 Annual Meeting, in accordance with our Bylaws. If, however, we give less than 70 days’ notice or prior public disclosure of the date of the 2013 Annual Meeting, then, to be timely, we must receive notice of a Stockholder or Convertible Noteholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2013 Annual Meeting. We may use our discretionary authority to preclude any Stockholder or Convertible Noteholder proposal received after that time from presentment at the 2013 Annual Meeting.

Stockholder and Convertible Noteholder Director Nominee Proposals

Stockholders or Convertible Noteholders who wish to recommend qualified candidates to stand for election to our Board of Directors may write to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Each Stockholder or Convertible Noteholder recommendation must set forth the following information about the candidate:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment; and

•	number of shares of our Common Stock beneficially owned.

To be considered at the 2013 Annual Meeting, we must receive your recommendation not less than 14 days or more than 50 days prior to the date of the 2013 Annual Meeting. If, however, we give less than 21 days’ notice of the date of the 2013 Annual Meeting, we must receive your recommendation by the seventh day following the day that we mail notice of the date of the 2013 Annual Meeting. The Governance Committee of the Board of Directors will consider the suggestions. The Governance Committee uses the criteria set forth under the caption Structure and Functioning of the Board in this Proxy Statement to consider any candidate for director nominees, including nominees that Stockholders submit.

Stockholder and Convertible Noteholder Communications with the Board of Directors

The Company encourages any Stockholder or Convertible Noteholder who desires to communicate with the Board of Directors with respect to the holder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Governance Committee receives the correspondence. The address of the Company’s Secretary is YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders or Convertible Noteholders in your household. To obtain a separate copy of this Proxy Statement, contact the Company’s Corporate Secretary at 913-696-6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or, if you are a record holder of Common Stock or Convertible Notes, you may contact Broadridge, either by calling toll-free at 1-800-542-1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnished to us, we believe that, for the year ended December 31, 2011, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

Security Ownership of Management and Directors

Shares of our Common Stock that our named executive officers, directors and executive officers of the Company owned as of February 20, 2012 include:

•	shares in which they may be deemed to have a beneficial interest; and

•	restricted Common Stock subject to the Company’s 2004 Long-Term Incentive and Equity Award Plan (the “2004 Plan”) and the 2011 Incentive and Equity Award Plan (the “2011 Plan”).

All of the named executive officers, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below, and none of the shares reported below is pledged as security by any executive officer or director.

Name	Shares of Common Stock Beneficially Owned as of 2/20/12		Shares that Person has Right to Acquire on or Prior to 4/20/12	Total Beneficial Ownership		Percent of Class (1)
James L. Welch	194,842	(2)	0	194,842	(2)	2.5	%(3)
Jamie G. Pierson	61,203	(2)	0	61,203	(2)	*	(3)
Jeffrey A. Rogers	70,000	(2)	0	70,000	(2)	*
Michael J. Naatz	45,003	(2)	0	45,003	(2)	*
Paul F. Liljegren (4)	10,000	(2)	0	10,000	(2)	*
William D. Zollars	83	(5)	5	88	(5)	*
Sheila K. Taylor	0		0	0		*
William L. Trubeck	7	(6)	0	7	(6)	*
John A. Lamar	0		0	0		*
Michael J. Smid	15	(7)	0	15	(7)	*
Raymond J. Bromark	0	(8)	0	0	(8)	*
Douglas A. Carty	0	(8)	0	0	(8)	*
Matthew A. Doheny	0	(8)	0	0	(8)	*
Robert L. Friedman	0	(8)	0	0	(8)	*
James E. Hoffman	0	(8)	0	0	(8)	*
Michael J. Kneeland	0	(8)	0	0	(8)	*
Harry J. Wilson	0	(8)	0	0		*
James F. Winestock	979		0	979		*
All Directors and Executive Officers as a Group (14 Persons)	422,590		0	422,590		5.5	%(3)

*	Indicates less than 1% ownership.
(1)	Based on 7,662,554 shares of our Common Stock issued and outstanding as of February 20, 2012, plus the number of shares of our Common Stock deemed to be outstanding with respect to individual holders pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2)	Represents unvested shares of restricted Common Stock as of February 20, 2012.
(3)	Pursuant to their employment agreements Messrs. Welch and Pierson are eligible to receive certain restricted Common Stock grants based upon a percentage of the Company’s fully-diluted outstanding shares of Common Stock on the grant date, which is a larger number than our issued and outstanding shares of Common Stock, due to, among other things, inclusion of certain shares of Common Stock issuable upon the conversion of our Convertible Notes. The percentage reflected in this column is based upon our issued and outstanding shares of Common Stock as of February 20, 2012. See Executive Compensation—Executive Agreements—Welch Employment Agreement and —Pierson Employment Agreement.
(4)	Mr. Liljegren submitted his resignation from the Company, effective as of March 23, 2012. Mr. Liljegren will forfeit these shares of restricted Common Stock upon his resignation from the Company.

(5)	Includes 31 unvested shares of restricted Common Stock as of February 20, 2012. Mr. Zollars retired from the Company on July 22, 2011. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Zollars filed before he retired. Mr. Zollars’ shares of restricted stock will continue to vest in accordance with their terms and the terms of his employment agreement, as amended.
(6)	Mr. Trubeck resigned from the Company on July 22, 2011. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Trubeck filed before he resigned.
(7)	Includes 10 unvested shares of restricted Common Stock as of February 20, 2012. Mr. Smid’s employment with the Company terminated on July 22, 2011. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Smid filed before his departure. In accordance with his separation agreement, Mr. Smid’s shares of restricted stock will continue to vest in accordance with their terms.
(8)	Does not include 979 shares of Common Stock the receipt of which has been deferred pursuant to the New Director Plan (defined below) until he ceases to be a member of the Board of Directors.

Security Ownership of Certain Beneficial Owners

As of February 20, 2012 (except as noted), the persons known to the Company to be beneficial owners of more than five percent of our Common Stock were:

	Common Stock
Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned as of 2/20/12		Shares that Person has Right to Acquire on or Prior to 4/20/12		Total Beneficial Ownership		Percent of Class (1)
Affiliates of DBD Cayman Holdings, Ltd. (2) c/o Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9001, Cayman Islands	429,843	(2)	1,261,153	(2)	1,690,996	(2)	18.95%

Affiliates of Cyrus Capital Partners, L.P. (3) 399 Park Avenue, 39th Floor New York, New York 10022	527,073	(3)	965,794	(3)	1,492,867	(3)	17.30%

Affiliates of Owl Creek Asset Management, L.P. (4) 640 Fifth Avenue, Floor 20 New York, New York 10019	164,470	(4)	1,043,704	(4)	1,208,174	(4)	13.88%

Affiliates of Avenue Capital Management II, L.P. (5) 399 Park Avenue, 6th floor New York, New York 10022	244,632	(5)	445,822	(5)	690,454	(5)	8.52%

Affiliates of Prescott Group Capital Management, L.L.C. (6) 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	548,996	(6)	0		548,996	(6)	7.16%

Affiliates of Catalyst Fund Limited Partnership II (7) 77 King Street West, Suite 4320, P.O. Box 212 Royal Trust Tower Toronto, ON M5K 1K2	0		548,294	(7)	548,294	(7)	6.68%

Whitebox Advisors, LLC (8) 3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	See Footnote	(8)	See Footnote	(8)	471,725	(8)	6.16%

(1)	Based on 7,662,554 shares of our Common Stock issued and outstanding as of February 20, 2012, plus the number of shares of our Common Stock deemed to be outstanding with respect to individual holders pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2)

Based on a Schedule 13D filed on December 9, 2011, DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., TC Group CSP II, L.L.C. and CSP II General Partner, L.P. are each the beneficial owner, with shared voting and shared dispositive power, of 1,690,996 shares of our Common Stock (including 1,261,153 shares of Common Stock issuable upon conversion of Series B Notes) held by Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. as of December 9, 2011. Carlyle Strategic Partners II, L.P. is the owner, with shared voting and shared dispositive power, of 1,599,075 shares of our Common Stock (including 1,261,153 shares of Common Stock issuable upon conversion of Series B Notes) as of December 9, 2011. The address for each of TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. DBD Cayman Holdings, Ltd. exercises investment discretion and control over our Common Stock and Convertible Notes held by each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. through its indirect subsidiary, CSP II General Partner, L.P., which is the general partner of each of Carlyle

Strategic Partners II, L.P. and CSP II Coinvestment, L.P. DBD Cayman Holdings, Ltd. is the sole shareholder of DBD Cayman, Ltd. DBD Cayman, Ltd. is the general partner of TCG Holdings Cayman II, L.P. TCG Holdings Cayman II, L.P. is the general partner of TC Group Cayman Investment Holdings, L.P. TC Group Cayman Investment Holdings, L.P. is the managing member of TC Group CSP II, L.L.C. TC Group CSP II, L.L.C. is the general partner of CSP II General Partner, L.P.
(3)	Based on a Schedule 13D filed on September 26, 2011, Cyrus Capital Partners, L.P. (“Cyrus”), Cyrus Capital Partners GP, L.L.C. (“Cyrus GP”) and Stephen C. Freidheim are each the beneficial owner, with shared voting and shared dispositive power, of 447,860,113 (or approximately 1,492,867 taking into account the Company’s reverse stock split) shares of our Common Stock (including 289,738,036 (or approximately 965,794 taking into account the Company’s reverse stock split) shares of Common Stock issuable upon conversion of Series B Notes) held by FBC Holdings, S.a.r.l. (“FBC”), Crescent 1, L.P., CRS Fund, Ltd., Cyrus Opportunities Master Fund II, Ltd. and Cyrus Select Opportunities Master Fund, Ltd. (collectively, the “Cyrus Funds”) as of September 26, 2011. FBC is the beneficial owner, with sole voting and sole dispositive power, of 419,504,317 (or approximately 1,398,348 taking into account the Company’s reverse stock split) shares of our Common Stock (including 271,428,903 (or approximately 904,763 taking into account the Company’s reverse stock split) shares of Common Stock issuable upon conversion of Series B Notes) as of September 26, 2011. FBC, which serves as a special purpose vehicle for making investments, is a wholly-owned subsidiary of Cyrus Opportunities Master Fund II, Ltd., CRS Fund, Ltd., Crescent 1, L.P. and Cyrus Select Opportunities Master Fund, Ltd., each of which are private investment funds engaged in the business of acquiring, holding and disposing of investments in various companies. Cyrus is the manager of FBC and the investment manager of each private fund holding an interest in FBC. Cyrus GP is the general partner of Cyrus. Mr. Freidheim is the managing member of Cyrus GP and the Chief Investment Officer of Cyrus.
(4)	Based on a Schedule 13G/A filed on February 14, 2012, Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman are each the beneficial owner, with shared voting and shared dispositive power, of 1,208,174 shares of our Common Stock (including 1,043,704 shares of Common Stock issuable upon conversion of Series B Notes) as of February 14, 2012. Owl Creek Overseas Master Fund, Ltd. is the beneficial owner, with shared voting and shared dispositive power, of 886,684 shares of our Common Stock (including 766,474 shares of Common Stock issuable upon conversion of Series B Notes) as of February 14, 2012. Owl Creek Advisors, LLC is the general partner with respect to shares of our Common Stock directly owned by Owl Creek I, L.P. and Owl Creek II, L.P. and the manager with respect to the shares of our Common Stock directly owned by Owl Creek Overseas Master Fund, Ltd. and Owl Creek SRI Master Fund, Ltd. Owl Creek Asset Management, L.P. is the investment manager with respect to shares of our Common Stock directly owned by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd. and Owl Creek SRI Master Fund, Ltd.
(5)

Based on a Schedule 13G filed on November 23, 2011, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry are each the owner, with shared voting and shared dispositive power, of 207,136,050 (or approximately 690,454 taking into account the Company’s reverse stock split) shares of our Common Stock as of November 23, 2011. Avenue Special Situations Fund VI (Master), L.P., is the owner, with sole voting and sole dispositive power, and Avenue Capital Partners VI, LLC and GL Partners VI, LLC are each the owner, with shared voting and shared dispositive power, of 147,285,147 (or approximately 490,951 taking into account the Company’s reverse stock split) shares of our Common Stock (including 95,101,271 (or approximately 317,004 taking into account the Company’s reverse stock split) shares of Common Stock issuable upon conversion of Series B Notes) as of November 23, 2011. The securities reported in the Schedule 13G are held by Avenue Investments, L.P., Avenue Special Situations Fund VI (Master), L.P. and Avenue International Master, L.P. (collectively, the “Investing Funds”). Avenue Special Situations Fund VI (A), L.P., Avenue Special Situations Fund VI (B), L.P., Avenue Special Situations Fund VI (C), L.P., Avenue Special Situations Fund VI (B-Feeder), L.P. and Avenue Special Situations Fund VI (C-Feeder), L.P. (collectively, the “Special Situations Feeder Funds”) each invest, directly or indirectly, in Avenue Special Situations Fund VI (Master), L.P. Avenue International Ltd. invests in Avenue International Master, L.P. The Investing Funds, the Special Situations Feeder Funds and Avenue International Ltd. are referred to collectively as the “Avenue Funds.” Avenue Partners, LLC is the general partner of Avenue Investments, L.P. and a shareholder of Avenue International Master GenPar, Ltd. Avenue Capital Partners VI, LLC, is the general partner of Avenue Special Situations Fund VI (Master), L.P. and the Special Situations Feeder Funds. GL Partners VI, LLC is the managing member of

Avenue Capital Partners VI, LLC. Avenue International Master GenPar, Ltd. is the general partner of Avenue International Master, L.P. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Funds. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of GL Partners VI, LLC, Avenue Partners, LLC and Avenue Capital Management II GenPar, LLC. The 17,112,932 (or approximately 57,043 taking into account the Company’s reverse stock split) shares of Common Stock reported as being held by Avenue Investments, L.P. includes 11,049,623 (or approximately 36,832 taking into account the Company’s reverse stock split) shares of Common Stock issuable upon conversion of Series B Notes. The 42,737,971 (or approximately 142,460 taking into account the Company’s reverse stock split) shares of Common Stock reported as being held by Avenue International Master, L.P. includes 27,595,723 (or approximately 91,986 taking into account the Company’s reverse stock split) shares of Common Stock issuable upon conversion of Series B Notes.
(6)	Based on a Schedule 13G filed on February 7, 2012, Prescott Group Capital Management, L.L.C. and Phil Frohlich are each the beneficial owner, with sole voting and sole dispositive power, and Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. are each the beneficial owner, with shared voting and shared dispositive power, of 548,996 shares of our Common Stock as of February 7, 2012. The shares of our Common Stock were purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. Prescott Group Capital Management, L.L.C. serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the 548,996 shares of Common Stock held by the Master Fund. As the principal of Prescott Group Capital Management, L.L.C., Mr. Frohlich may direct the vote and disposition of the 548,996 shares of Common Stock held by Prescott Master Fund.
(7)	Based on an Amendment No. 1 to Schedule 13G filed on February 15, 2012, Catalyst Fund Limited Partnership II, Catalyst Fund General Partner II Inc., CCGI Holdings II Inc., The Catalyst Capital Group Inc., Newton Glassman, Gabriel de Alba and Jonathan A. Levin are each the beneficial owner, with shared voting and shared dispositive power, of Series B Notes convertible into 548,294 shares of our Common Stock as of February 14, 2012. Catalyst Fund Limited Partnership II is an investment fund and a limited partnership. Catalyst Fund General Partner II Inc. is the general partner of Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of Catalyst Fund General Partner II Inc. Catalyst Fund General Partner II Inc. is a wholly-owned subsidiary of CCGI Holdings II Inc. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of CCGI Holdings II Inc. The Catalyst Capital Group Inc. is a privately held investment management firm and is the manager of certain managed funds, Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of The Catalyst Capital Group Inc. Newton Glassman and Gabriel de Alba are President & Managing Partner and Managing Director & Partner, respectively, of The Catalyst Capital Group Inc. Messrs. Glassman, de Alba and Levin, through various roles exercise voting and investment control over Catalyst Fund Limited Partnership II.
(8)	Based on a Schedule 13G filed on February 14, 2012, Whitebox Advisors, LLC, acting as an investment advisor to its client, is deemed to be the beneficial owner, with shared voting and shared dispositive power, of 471,725 shares of our Common Stock as of February 13, 2012. Whitebox Advisors, LLC may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by each of Whitebox Multi-Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Credit Arbitrage Partners, L.P. and Pandora Select Partners, L.P. Whitebox Multi-Strategy Partners, L.P. is deemed to beneficially own 201,326 shares of our Common Stock as a result of its ownership of our Convertible Notes and Common Stock. Whitebox Concentrated Convertible Arbitrage Partners, L.P. is deemed to beneficially own 37,110 shares of our Common Stock as a result of its ownership of our Convertible Notes and Common Stock. Whitebox Credit Arbitrage Partners, L.P. is deemed to beneficially own 168,490 shares of our Common Stock as a result of its ownership of our Convertible Notes and Common Stock. Pandora Select Partners, L.P. is deemed to beneficially own 64,799 shares of our Common Stock as a result of its ownership of our Convertible Notes and Common Stock.

As of February 20, 2012 (except as noted), the persons known to the Company to be beneficial owners of more than five percent of our Series A Notes were:

	Aggregate Principal Amount Beneficially Owned
	Series A Notes (1)
Name & Address of Beneficial Owner	Aggregate Principal Amount		Percent of Class (2)
Affiliates of Owl Creek Asset Management, L.P. (3) 640 Fifth Avenue, Floor 20 New York, New York 10019	$17,905,209	(3)	12.79%

Affiliates of DBD Cayman Holdings, Ltd. (4) c/o Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9001, Cayman Islands	$10,576,767	(4)	7.56%

Affiliates of Cyrus Capital Partners, L.P. (5) 399 Park Avenue, 39th Floor New York, New York 10022	$9,926,355	(5)	7.09%

(1)	At any time after the second anniversary of the issue date of the Series A Notes, subject to certain limitations on conversion and issuance of shares, holders of the Series A Notes may convert any outstanding Series A Notes into shares of our Common Stock at a current conversion price per share of approximately $34.0059. This represents a current conversion rate of approximately 29.4067 shares of Common Stock per $1,000 principal amount of Series A Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series A Notes—Conversion Rights—Conversion Rate Adjustments” in the Form S-1 filed by the Company on September 23, 2011. The Series A Notes entitle the holders thereof to vote with the Common Stock on as-converted-to-common-stock-basis, subject to certain limitations. See “Description of Series A Notes—Equity Voting Rights” in the Form S-1 filed by the Company on September 23, 2011.
(2)	The percentage is calculated based on $140,000,000 aggregate principal amount of Series A Notes issued and outstanding as of February 20, 2012. Does not include Series A Notes paid-in-kind in respect of interest paid or to be paid on the Series A Notes.
(3)	Based on a Schedule 13G/A filed on February 14, 2012, Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd. and Owl Creek SRI Master Fund, Ltd. are the owner of, and Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman are each the beneficial owner of $17,905,209 aggregate principal amount of Series A Notes as of February 14, 2012.
(4)	Based on a Schedule 13D filed on December 9, 2011, Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the owners of $10,221,478 and $355,289, respectively, in aggregate principal amount of Series A Notes as of December 9, 2011. DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., TC Group CSP II, L.L.C. and CSP II General Partner, L.P. are each the beneficial owner of $10,576,767 aggregate principal amount of Series A Notes as of December 9, 2011.
(5)	According to a Schedule 13D filed on September 26, 2011, a Form 3 filed on September 26, 2011, a Form 4 filed on October 11, 2011 and a Form 4 filed on October 14, 2011, FBC is the owner of $8,186,218 aggregate principal amount of the Series A Notes and the other Cyrus Funds are the owner of the remaining aggregate principal amount of Series A Notes as of October 14, 2011. Cyrus, Cyrus GP and Mr. Stephen C. Freidheim are each the beneficial owner of $9,926,355 aggregate principal amount of Series A Notes.

As of February 20, 2012 (except as noted), the persons known to the Company to be beneficial owners of more than five percent of our Series B Notes were:

	Aggregate Principal Amount Beneficially Owned
	Series B Notes (1)
Name & Address of Beneficial Owner	Aggregate Principal Amount		Percent of Class (2)
Affiliates of DBD Cayman Holdings, Ltd. (3) c/o Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9001, Cayman Islands	$16,611,108	(3)	17.88%

Affiliates of Owl Creek Asset Management, L.P. (4) 640 Fifth Avenue, Floor 20 New York, New York 10019	$13,762,793	(4)	14.82%

Affiliates of Cyrus Capital Partners, L.P. (5) 399 Park Avenue, 39th Floor New York, New York 10022	$11,696,012	(5)	12.59%

Affiliates of Catalyst Fund Limited Partnership II (6) 77 King Street West, Suite 4320, P.O. Box 212 Royal Trust Tower	$7,219,850	(6)	7.77%

Affiliates of Avenue Capital Management II, L.P. (7) 399 Park Avenue, 6th floor New York, New York 10022	$5,872,070	(7)	6.32%

(1)	Holders of Series B Notes may convert any outstanding Series B Notes into shares of our Common Stock at a current conversion price per share of approximately $18.5334. This represents a current conversion rate of approximately 53.9567 shares of Common Stock per $1,000 principal amount of Series B Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series B Notes—Conversion Rights—Conversion Rate Adjustments” in the Form S-1 filed by the Company on September 23, 2011. Series B Notes entitle the holders thereof to vote with the Common Stock on as-converted-to-common-stock-basis, subject to certain limitations. See “Description of Series B Notes—Equity Voting Rights” in the Form S-1 filed by the Company on September 23, 2011.
(2)	The percentage is calculated based on $92,900,000 million aggregate principal amount of Series B Notes issued and outstanding as of February 20, 2012. Does not include Series B Notes paid-in-kind in respect of interest or make whole premium paid or to be paid on Series B Notes.
(3)	Based on a Schedule 13D filed on December 9, 2011, Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the owners of $15,590,544 and $1,020,564, respectively, in aggregate principal amount of Series B Notes as of December 9, 2011. DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., TC Group CSP II, L.L.C. and CSP II General Partner, L.P. are each the beneficial owner of $16,611,108 aggregate principal amount of Series B Notes as of December 9, 2011.
(4)	Based on a Schedule 13G/A filed on February 14, 2012, Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd. and Owl Creek SRI Master Fund, Ltd. are the owner of, and Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman are each the beneficial owner of, $13,762,793 aggregate principal amount of Series B Notes as of February 14, 2012.
(5)	According to a Form 3 filed on September 26, 2011, FBC is the owner of, and Cyrus, Cyrus GP and Mr. Stephen C. Freidheim are each the beneficial owner of, $11,696,012 aggregate principal amount of Series B Notes as of September 26, 2011.
(6)	Represents an estimate based on Common Stock holdings as of February 14, 2012 provided by the reporting persons in Amendment No. 1 to Schedule 13G filed on February 15, 2012.
(7)	Based on a Schedule 13G filed on November 23, 2011, Avenue Special Situations Fund VI (Master), L.P., Avenue International Master, L.P. and Avenue Investments, L.P. are the owners of $4,175,369, $1,211,575 and $485,126, respectively, in aggregate principal amount of Series B Notes as of November 23, 2011.

I. PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by the Holders of Common Stock, Series A Preferred Stock and Convertible Notes

At the Annual Meeting, our Stockholders and Convertible Noteholders will elect seven directors to hold office until the 2013 Annual Meeting or until their successors are elected and qualified, or until their earlier resignation, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Common Stock, Series A Preferred Stock and Convertible Notes represented by proxies will be voted for the election of a substitute that management may nominate.

Raymond J. Bromark Director since July 22, 2011	66

Retired Partner, PricewaterhouseCoopers LLP (accounting and consulting services) (1967 – 2006); Partner and Head of Professional, Technical, Risk and Quality Group (2000 – 2006), Global Audit Partner (1994 – 2000), Deputy Vice Chairman, Audit and Business Advisory Services (1990 – 1994), and Audit Partner (1980 – 1990), PricewaterhouseCoopers LLP; Consultant, PricewaterhouseCoopers LLP (2006 – 2007); Current Director: CA, Inc. (information technology management software and services); Tesoro Logistics GP, managing General Partner of Tesoro Logistics LP (crude oil and refined products logistics); Former Director, World Color Press Inc. (commercial printing) (2009 – 2010).

Mr. Bromark’s extensive experience in accounting, auditing, financial reporting, and compliance and regulatory matters; deep understanding of financial controls and familiarity with large public company audit clients; experience in leadership positions at PricewaterhouseCoopers LLP; and experience as a current or former director of a number of public companies allow him to provide the Board of Directors with important knowledge of, and guidance regarding, financial and accounting issues affecting the Company.

Matthew A. Doheny Director since July 22, 2011	41

Candidate for U.S. House of Representatives (since 2011); President, North Country Capital LLC (private investment firm) (since 2011); Portfolio Manager, Fintech Advisory Inc. (private investment firm) (2008 – 2010); Candidate for U.S. House of Representatives (2010); Managing Director, Distressed Assets Group, Deutsche Bank Securities Inc. (investment bank) (2000 – 2008).

Mr. Doheny’s financial expertise and experience as an investor in financially challenged companies allow him to provide the Board of Directors with important insight into financial structure and financial challenges facing the Company.

Robert L. Friedman Director since July 22, 2011	69

Senior Managing Director, The Blackstone Group LP (investment and financial advisory firm) (since 1999); Chief Legal Officer (2003 – 2010) and Chief Administrative Officer (2003 – 2007), The Blackstone Group LP; Partner, Simpson Thacher & Bartlett (legal services) (1975 – 1999); Current Director: Axis Capital Holdings Ltd. (insurance and reinsurance), Orbitz Worldwide, Inc. (travel products and services), TRW Automotive Holdings Inc. (automobile systems, components, and modules), FGIC Corporation (insurance); Former Director, The India Fund, Inc. (closed end mutual fund).

Mr. Friedman’s extensive experience as outside counsel to public companies and their boards of directors with respect to governance and substantive matters; experience in financial analysis and investment analysis as a senior officer of a leading investment firm; and experience as a current or former director of a number of public companies allow him to provide the Board of Directors with important knowledge and insight concerning a broad array of issues that the Company may encounter.

James E. Hoffman Director since July 22, 2011	59

Retired Executive Vice President, Alliant Energy Business Development and President, Alliant Energy Resources, Alliant Energy Corporation (electric and natural gas services) (1998 – 2005); Executive Vice President, IES Industries Inc. (predecessor to Alliant Energy Corporation) (1996 – 1998); Executive Vice President, IES Utilities Inc. (1995 – 1996); Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993), MCI Communications (telecommunications); Executive Vice President, Telecom USA (telecommunications) (1988 – 1990). Mr. Hoffman is also the immediate past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership, restructuring and other board experience allow him to provide the Board of Directors with important insight into restructuring, financial and operational matters.

Michael J. Kneeland Director since July 22, 2011	58

President, Chief Executive Officer and Director, United Rentals, Inc. (equipment rental) (since 2008); Interim Chief Executive Officer (2007 – 2008); Executive Vice President and Chief Operating Officer (2007); Executive Vice President—Operations (2003 – 2007); Regional Vice President (2000 – 2004); and District Manager (1998 – 2000), United Rentals, Inc.; Current Director: United Rentals, Inc.

Mr. Kneeland’s experience in operations, logistics, information technology, real estate, risk management, human resources and public company oversight and governance at a large, publicly-held corporation provides the Board of Directors with valuable insight into operational and strategic issues.

James L. Welch Director since July 22, 2011	57

Chief Executive Officer of YRC Worldwide Inc. (since July 2011); President and Chief Executive Officer, Dynamex Inc. (transportation and logistics services) (2008 – July 2011); Interim Chief Executive Officer, JHT Holdings (truck transportation) (2007 – 2008); President and Chief Executive Officer (2000 – 2007), and various other positions (1978 – 2000), Yellow Transportation (subsidiary of the Company); Current Director: SkyWest Inc. (regional airline); Former Director: Dynamex Inc. (transportation and logistics services), Spirit Aero Systems Holdings Inc. (commercial airplane assemblies and components), and Roadrunner Transportation (transportation and logistics services).

Mr. Welch’s executive experience in the transportation industry and almost 30 years of prior experience with the Company allow him to provide the Board of Directors and management with important perspective on the Company and its opportunities, challenges and operations.

James F. Winestock Director since July 22, 2011	60

Retired Senior Vice President for U.S. Operations, United Parcel Service, Inc. (package delivery and freight transportation) (2004 – 2009); President and Chief Operating Officer, North Central Region (2000 – 2004); President and Chief Operating Officer, Midwest Region (1998 – 2000); and various other positions (1969 – 1998), United Parcel Service, Inc.

Mr. Winestock’s knowledge of the transportation industry, gained from over 40 years of leadership experience at United Parcel Service, allows him to provide the Board of Directors with insight on the opportunities and challenges facing the industry. He will provide guidance on operational, management, and strategic issues facing the company.

Required Vote

The Company’s Bylaws state that for a director nominee to be elected, he must receive a plurality of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal I—Election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES

Directors Elected by the Holder of Series A Preferred Stock

Pursuant to the Series A Certificate of Designations, the holder of the Series A Preferred Stock has the right to elect two (2) directors (the “Series A Directors”). Each Series A Director was previously selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his first election. THE HOLDERS OF COMMON STOCK AND CONVERTIBLE NOTES DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS.

The term of office of each Series A Director terminates the earlier of: (i) the date on which no shares of Series A Preferred Stock are outstanding or the share of Series A Preferred Stock is subject to redemption pursuant to our Certificate of Incorporation; (ii) the death, resignation, retirement, disqualification or removal of such Series A Director by the holder of the share of Series A Preferred Stock; or (iii) the due election and qualification of a successor to such Series A Director.

Douglas A. Carty Director since July 22, 2011	55

Chairman, Switzer-Carty Transportation Inc. (transportation) (since August 2011); Retired Commercial Director, North America, FirstGroup America (transportation) (2007 – 2008); President and Chief Executive Officer, Laidlaw Education Services (school buses) (2006 – 2007); Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (bus transportation) (2003 – 2006); Senior Vice President and Chief Financial Officer, Atlas Air Worldwide Holdings, Inc. (global air freight) (2001 – 2003); Senior Vice President and Chief Financial Officer, Canadian Airlines Corp. (commercial airline) (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems); Points International Ltd. (internet-based loyalty reward program management platform).

Mr. Carty’s executive experience in the transportation industry, work in financial restructurings and prior board experience allow him to provide the Board of Directors with important insight into financial matters and operational issues facing the Company.

Harry J. Wilson Director since July 22, 2011	40

Chairman and Chief Executive Officer, MAEVA Advisors, LLC (turnaround and restructuring boutique) (since January 2011); New York State Comptroller Candidate (2010); Senior Advisor, President’s Auto Task Force, U.S. Treasury Department (2009); Partner (promoted from Senior Analyst), Silver Point Capital L.P. (private investment firm) (2003 – 2008); Principal (promoted from Associate), The Blackstone Group (private equity firm) (1999 – 2003).

Mr. Wilson’s extensive experience in financial and operational restructurings, financial expertise, recent work with the Company, his relationship with the Teamsters and his past experience as a director on a number of corporate boards allow him to provide the Board of Directors with important insight into and guidance regarding financial and operational issues facing the Company.

Structure and Functioning of the Board

General

As set forth in the Company’s Certificate of Incorporation, we have nine directors. Seven of our directors are elected annually at the annual Stockholders’ meeting by the holders of our Common Stock, Series A Preferred Stock and Convertible Notes voting together as a single class. Two of our directors are elected by the holder of the share of Series A Preferred Stock, pursuant to the Series A Certificate of Designations, each of whom must not be a former or current officer, director, employee or member of the Teamsters.

The Board of Directors has four standing committees: the Audit/Ethics Committee, the Compensation Committee, the Governance Committee, and the Finance Committee. The Chairman of each committee handles the function of lead director for committee matters, serves as the spokesperson for the committee and provides recommendations and guidance to the Board of Directors and the Chairman of the Board of Directors.

The Board of Directors reviews from time to time its procedures and processes, as well as its Guidelines on Corporate Governance. In 2011, each committee reviewed and amended its charter and the Governance Committee reviewed and amended the Guidelines on Corporate Governance, to reflect current responsibilities and better reflect best practices. The Guidelines on Corporate Governance are available on the Company’s website, www.yrcw.com. Each committee of the Board of Directors may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and the amount of compensation of the advisors. The Company is responsible for payment of any compensation to the advisors pursuant to such terms. Under the Guidelines on Corporate Governance, the Board of Directors develops procedures for orientation and continuing education of the directors.

Recently Elected Directors

In connection with our financial restructuring, the Board of Directors prior to closing (the “Old Board”) was required to resign effective immediately following the closing of the restructuring on July 22, 2011. Accordingly, Eugene I. Davis, Dennis E. Foster, Teresa Ghilarducci, Marnie S. Gordon, Beverly K. Goulet, Mark E. Holliday, John A. Lamar, William L. Trubeck and William D. Zollars resigned from the Company’s Board of Directors (the “Old Board Resignations”).

On July 21, 2011, the Old Board elected and designated Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock (collectively, the “New Board”) as continuing directors to fill the vacancies left by the resigning directors, effective immediately following the Old Board Resignations. On July 22, 2011, the New Board appointed James L. Welch as Chief Executive Officer of the Company and as a continuing director to fill the remaining vacancy on the Board of Directors. Messrs. Bromark, Doheny, Friedman, Hoffman, Kneeland and Winestock were originally nominated by the administrative agent under the Company’s existing credit agreement and the steering committee of an informal group of unaffiliated lenders and participants under the Company’s prior credit agreement. Pursuant to the terms of Company’s Series A Preferred Stock issued to the Teamsters in the financial restructuring, the Teamsters selected Messrs. Carty and Wilson as the Series A Directors. The Company retained a professional search firm to assist the steering committee in identifying director, chief executive offer and chief financial officer candidates. There are no agreements or understandings between any of the members of the Board of Directors and the persons that originally nominated them. The Old Board Resignations and subsequent appointment of the New Board is hereinafter referred to as the “reconstitution of the Board.”

Director Independence

The New Board has affirmatively determined that each director (other than Messrs. Wilson and Welch) is independent in accordance with applicable law and the NASDAQ Stock Market rules. In addition, the Old Board determined that each member of the Old Board who served during 2011 (other than Mr. Zollars, Mr. Lamar after he became an executive officer in 2010, and Mr. Trubeck after he became an executive officer in 2011) was independent in accordance with applicable law and the NASDAQ Stock Market rules. None of the independent directors who served at any time during 2011 or 2012 had transactions with related persons, promoters or certain control persons that the Board of Directors determined affected their independence. The New Board considered nominal contributions to one director’s political campaign by certain directors, investments of directors in other transportation companies, and the use by an affiliate of a director of an immaterial amount of transportation services of the Company, and determined that such relationships did not affect the directors’ independence.

Meetings of Board and Committees

The Board of Directors held 25 meetings during 2011, with the Old Board holding 18 meetings and the New Board holding seven meetings. The Company policy with respect to attendance of Board of Directors and committee meetings is that each director should strive to attend at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which the director serves. During 2011, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period the person was a director and meetings of the committees of the Board of Directors on which the person served held during the period the person was a director.

The Company’s Guidelines on Corporate Governance provide that members of the Board of Directors are expected to attend annual meetings of the Company’s Stockholders in person or by telephone or other electronic means. All of the persons who were directors at the time of the 2011 Annual Meeting attended that meeting in person or via telephone.

Meetings of Independent Directors

The independent directors of the Company meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least two executive sessions per year.

Audit/Ethics Committee

The Audit/Ethics Committee met 10 times during 2011, with the prior Audit/Ethics Committee holding six meetings and the current Audit/Ethics Committee holding four meetings. Prior to the reconstitution of the Board described above, the Audit/Ethics Committee consisted of Mark E. Holliday (Chairman), Eugene I. Davis and Marnie S. Gordon, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. William L. Trubeck also served on the Audit/Ethics Committee in 2011 until he resigned from the Audit/Ethics Committee, prior to becoming an executive officer of the Company. See Executive Compensation—Executive Agreements—Relationship with Trubeck. Mr. Trubeck was affirmatively determined to be independent while serving on the Audit/Ethics Committee under applicable law and the NASDAQ Stock Market rules. The Old Board determined that each of Messrs. Holliday, Davis and Trubeck and Ms. Gordon was an “audit committee financial expert,” as that term is defined under SEC regulations, and that they each met the financial sophistication requirement of the NASDAQ Stock Market Rules.

The Audit/Ethics Committee currently consists of Raymond J. Bromark (Chairman), Douglas A. Carty and Robert L. Friedman. The New Board has determined that all of the current members of the Audit/Ethics Committee are independent directors, as that term is defined in applicable law and the NASDAQ Stock Market rules. The New Board has also determined that Messrs. Bromark, Carty and Friedman are “audit committee financial experts,” as that term is defined under SEC regulations and that they meet the financial sophistication requirement of the NASDAQ Stock Market rules. The Audit/Ethics Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. As described in its charter, the Audit/Ethics Committee’s primary functions include:

•	assisting the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries;

•	overseeing the accounting and financial reporting processes of the Company and its subsidiaries, including oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s systems of disclosure controls and procedures and internal controls;

•	the qualification and independence of the Company’s auditors; and

•	the performance of the Company’s internal audit function and independent auditors; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

In connection with the foregoing, the Audit/Ethics Committee has responsibility and authority to act on behalf of the Board of Directors regarding the following:

•	appointing, compensating, retaining and overseeing the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and non-audit services that the Company’s independent auditors provide to the Company and the fees for such services;

•	reviewing and approving the Company’s policy on retention of the independent auditor for any non-audit services;

•	resolving any disagreements between the Company’s management and the Company’s independent auditor regarding financial reporting;

•

establishing procedures for the receipt, retention and treatment of any complaints that the Company receives regarding accounting, internal controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

adopting, amending or modifying the Company’s Code of Conduct and a code of ethics (which is currently contained in the Company’s Code of Conduct) for the Company’s chief executive officer, chief financial officer, controller, principal accounting officer or persons serving in similar functions;

•	reviewing all related-party transactions for potential conflict of interest situations on an ongoing basis;

•

reviewing important financial and operating topics that present potential significant risk to the Company and reviewing and discussing the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk; and

•	reviewing and approving the report that the SEC requires to be included in the Company’s annual proxy statement.

In performing its functions, the Audit/Ethics Committee reviews the independence of the external auditor and the overall scope and focus of the annual audit. The Audit/Ethics Committee conducts discussions with the Company’s external auditor concerning relationships or services that may affect auditor objectivity or independence, and if the Audit/Ethics Committee is not satisfied with the auditors’ assurances of independence, the Audit/Ethics Committee will take, or recommend to the Board of Directors, appropriate action to ensure the independence of the external auditor. In addition, the chairman of the Audit/Ethics Committee has been delegated authority to pre-approve the provision of audit and non-audit services to the Company of up to $100,000, provided that any approval by the Chairman must be reported to the Audit/Ethics Committee at its next meeting. The delegation of authority was established to handle the approval of audit and non-audit services prior to the engagement of the auditor or accountant before the next scheduled Audit/Ethics Committee meeting. The Audit/Ethics Committee pre-approved all audit and audit related fees incurred in 2011.

Compensation Committee

The Compensation Committee met 16 times during 2011, with the Old Compensation Committee (as defined below) holding seven meetings and the New Compensation Committee (as defined below) holding nine meetings. Prior to the reconstitution of the Board described above, the Compensation Committee consisted of Beverly K. Goulet (Chairperson), Dennis E. Foster and Mark E. Holliday (the “Old Compensation Committee”), each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules.

The Compensation Committee currently consists of Michael J. Kneeland (Chairman), Matthew A. Doheny and James E. Hoffman (the “New Compensation Committee”). The New Board determined that all of the current members of the Compensation Committee are independent directors, as that term is defined in applicable law and the NASDAQ Stock Market rules. The Compensation Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. The Compensation Committee’s primary functions include:

•

setting compensation, benefit and compensation-related policies for the Company and, pursuant to those policies, determining the compensation and benefits of the designated “executive officers” and other key employees of the Company other than the chief executive officer;

•	reviewing and recommending for consideration by the independent members of the full Board of Directors, the compensation and benefits of the chief executive officer;

•	reviewing and recommending for the full Board of Directors’ consideration the compensation of the directors of the Company;

•	overseeing the development and implementation of the health, welfare and retirement benefit plans of the Company;

•	overseeing equity and other incentive compensation programs of the Company;

•

reviewing and discussing with management the “Compensation Discussion and Analysis,” or any similar report, prepared by management and recommending to the Board of Directors whether such report should be included in the Company’s proxy statement or Annual Report on Form 10-K, as applicable; and

•	reviewing and approving the “Compensation Committee Report” required by applicable SEC rules for inclusion in the Company’s proxy statement or Annual Report on Form 10-K, as applicable.

In addition to the foregoing functions, the Company’s chief executive officer and the Compensation Committee review management development and succession planning and make an annual report to an executive session of the independent directors.

The Compensation Committee has primary responsibility for determining the Company’s compensatory program for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from the Company’s senior management. The Compensation Committee has the authority to directly engage consultants. The Compensation Committee has engaged Frederic W. Cook & Co. since July 2007 to assist it in assessing the appropriateness of the Company’s executive compensatory program and to serve as its ongoing advisor relating to executive compensation matters. See Director Compensation and Compensation Discussion and Analysis for additional disclosure regarding the process for determining director and executive compensation during 2011.

Governance Committee

The Governance Committee met four times during 2011, with the prior Governance Committee holding two meetings and the current Governance Committee holding two meetings. In addition to its other responsibilities, the Governance Committee performs the functions of a nominating committee. Prior to the reconstitution of our Board described above, the Governance Committee consisted of Marnie S. Gordon (Chairperson), Dennis E. Foster, Teresa Ghilarducci and Beverly K. Goulet, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. William L. Trubeck also served on the Governance Committee in 2011, until Mr. Trubeck resigned from the Governance Committee in 2011, prior to becoming an executive officer of the Company. Mr. Trubeck was affirmatively determined to be independent while serving on the Governance Committee under applicable law and the NASDAQ Stock Market rules.

The Governance Committee currently consists of James F. Winestock (Chairman), Douglas A. Carty and Michael J. Kneeland. The New Board determined that all of the current members of the Governance Committee are independent directors, as that term is defined in applicable law and the NASDAQ Stock Market rules. The Governance Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. The Governance Committee’s primary functions include:

•	assisting the Board of Directors by making recommendations regarding the size and composition of the Board of Directors and criteria for the selection of candidates to serve on the Board of Directors;

•

assisting the Board of Directors by identifying individuals qualified to members of the Board of Directors and recommending the slate of director candidates to be nominated for election at the annual meeting of Stockholders (other than those directors appointed by the holder of the share of Series A Preferred Stock, if applicable);

•	recommending to the Board of Directors a set of corporate governance guidelines applicable to the Company and to oversee those guidelines;

•	assisting the Board of Directors in assessing director independence;

•	leading the Board of Directors and other committees in their annual self-evaluation process; and

•	recommending to the Board of Directors director nominees for each committee of the Board of Directors.

In performing its function of identifying candidates for director nominees, the Governance Committee has the sole authority to retain and compensate search firms to assist in the process.

All of the nominee directors included in this Proxy Statement are current directors. The Governance Committee reviewed the qualifications of each of the nominees to the Board of Directors and recommended each such person as a nominee for the Board of Directors. The Governance Committee accepts Stockholder and Convertible Noteholder director nominations in accordance with the policy for submitting proposals for director nominations set forth under the caption Stockholder and Convertible Noteholder Director Nominee Proposals and Stockholder and Convertible Noteholder Communications with the Board of Directors in this Proxy Statement. The following criteria guide the Governance Committee in considering candidates for director nominees, including nominees that Stockholders or Convertible Noteholders submit:

•	personal traits and experience (i.e., an individual of the highest character and integrity, with experience at a strategy/policy-setting level or other senior executive level of experience);

•	the availability of sufficient time to carry out the responsibilities of a director;

•	the absence of any conflict of interest that would interfere with the director’s independence and the proper performance of his or her responsibilities;

•

the ability to utilize his or her unique experience and background to represent and act in the best interests of all stakeholders as a group and not to represent a particular constituent group or organization; and

•	the ownership of Company Common Stock.

The Company does not have a formal policy with regard to the consideration of diversity when considering candidates for election as directors, but believes that diversity is an important factor in determining the composition of the Board of Directors. Consequently, the Governance Committee strives to nominate directors with diverse experience and backgrounds that complement each other so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business. In considering whether to recommend any candidate for inclusion in the Board of Directors’ director nominees, including those submitted by Stockholders or Convertible Noteholders, the Governance Committee will apply the selection criteria set forth in the Company’s Guidelines on Corporate Governance. These criteria include a nominee’s ability, judgment, objectivity, character, integrity, time availability, experience, background and ability to act in the best interests of the Company’s stakeholders as a group. While the Governance Committee considers all of the factors discussed above, it may or may not give greater weight to one factor or another when making its nomination decisions. The Governance Committee intends to assess its achievement of diversity through the review of board composition as part of the Board of Directors’ annual self-evaluation process.

Finance Committee

The Finance Committee met 18 times during 2011, with the prior Finance Committee holding twelve meetings and the current Finance Committee holding six meetings. Prior to the reconstitution of our Board described above, the Finance Committee consisted of Eugene I. Davis (Chairman), Marnie S. Gordon, Beverly K. Goulet and Mark E. Holliday, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules.

The Finance Committee currently consists of Matthew A. Doheny (Chairman), Robert L. Friedman and Harry J. Wilson. The New Board determined that all of the current members of the Finance Committee, other than Mr. Wilson, are independent directors, as that term is defined by applicable law and the NASDAQ Stock Market rules. The Finance Committee’s primary functions include, after consultation with the Company’s management, the power and authority to approve the following:

•	the credit and cash management plans and strategies of the Company;

•	all sale lease-back transactions entered into by the Company or its subsidiaries;

•	subject to certain limitations with respect to extraordinary transactions, the terms and conditions of any sale or divesture by the Company of any assets;

•	the plans and activities for managing foreign currency exchange exposure and other exposure to economic risks; and

•	any documents or filings necessary to consummate any of the foregoing, and the officers and employees of the Company or its subsidiaries who have the authority to implement the foregoing.

After consultation with the Company’s management, the Committee has the power and authority to review and make recommendations to the Board of Directors regarding the following:

•	all transactions relating to the incurrence, or issuance, of any debt or equity by the Company;

•	all transactions related to the refinancing, repurchase, repayment, redemption, modification, retirement, amendment, renewal, replacement, or exchange of debt or equity of the Company;

•	the registration of any debt or equity securities of the Company or its subsidiaries with the SEC or any other applicable regulatory authority and the listing of such securities on any exchange;

•	the use and allocation of the proceeds from any financing transaction entered into by the Company; and

•	the engagement of any arranger or underwriter in connection with any corporate finance transaction.

Board Leadership Structure

Our Bylaws require that the offices of the Chairman of the Board and Chief Executive Officer be held by separate individuals. The Company’s Guidelines on Corporate Governance require that the Chairman of the Board be an independent director. The Company believes this separation allows the individuals serving in these positions to effectively utilize their skills and time on behalf of the Company. James E. Hoffman, who brings executive leadership, restructuring and other board experience to the Board of Directors, serves as independent Chairman of the Board and leads the Board of Directors. James L. Welch brings significant transportation industry experience, including almost 30 years of prior experience with the Company, to his day-to-day leadership role as Chief Executive Officer. Because Mr. Hoffman, as Chairman, qualifies as an independent director under the NASDAQ Stock Market rules, the Company does not have a lead independent director.

The business of the Company is managed under the direction of the Board of Directors. There are nine members of the Board of Directors. The four standing committees—the Audit/Ethics Committee, the Compensation Committee, the Governance Committee and the Finance Committee—are an integral part of the Company’s board leadership structure. These committees, of which all members are independent directors (other than Mr. Wilson, who serves only on the Finance Committee), are discussed in more detail above. In determining the membership of each standing committee, the members of the Board of Directors considered each director’s skill set to oversee the Company’s business, including the risks associated therewith. The leadership structure includes an experienced management team, upon whose advice, reports and opinions the Board of Directors relies. The Board of Directors also relies on the advice of counsel, accountants, executive compensation consultants, auditors and other expert advisors.

A robust committee framework sustains a line of communication among directors and with management. Regularly scheduled management reports and presentations, based on operational, financial, legal and risk management aspects of the Company’s operations, provide vital information to the Board of Directors. Directors have complete access to the Chief Executive Officer, Chief Financial Officer, and other members of senior management.

Board’s Role in Risk Oversight

Management is primarily responsible for identifying and managing the risks facing the Company, and the Board of Directors oversees these efforts. Annually, the Board of Directors reviews management’s overall strategic plan, which includes evaluating the risks associated with that plan.

In addition, pursuant to its charter, the Audit/Ethics Committee is responsible for reviewing and discussing the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls related to selected areas representing significant financial and business risk. Furthermore, the Audit/Ethics Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. Management briefs the Audit/Ethics Committee on business and financial risks facing the Company and the efforts being undertaken to manage these risks. The Audit/Ethics Committee then regularly reports to the full Board of Directors regarding those briefings as well as their own analyses and conclusions regarding the Company’s risk management process. In addition, the Compensation Committee oversees risks associated with the Company’s compensation policies and practices to ensure that they do not encourage excessive risk-taking that could result in material adverse effects upon the Company. The Board of Directors and each committee may also retain independent legal and other advisors to advise and assist the Board of Directors in carrying out its oversight responsibilities.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2011, William L. Trubeck (January – February 2011), Beverly K. Goulet (January – July 2011), Dennis Foster (January – July 2011), Mark E. Holliday (February – July 2011), Michael J. Kneeland (July – December 2011), Matthew A. Doheny (July – December 2011) and James E. Hoffman (July – December 2011) served on the Compensation Committee of the Board of Directors. Mr. Trubeck resigned from the Compensation Committee in February 2011, prior to being named as Interim Executive Vice President, Chief Financial Officer and Treasurer of the Company. See Executive Compensation—Executive Agreements—Relationship with Trubeck.

The Compensation Committee currently consists of Michael J. Kneeland (Chairman), Matthew A. Doheny and James E. Hoffman. Currently and at all times during 2011, no executive officer of the Company served on the compensation committee or served as a director of another entity or member of a compensation committee of another entity where an executive officer of that entity also served on the Compensation Committee or on the Board of Directors.

Director Compensation

The table below sets forth compensation information for our outside directors for the fiscal year ended December 31, 2011. As required by applicable SEC rules, the disclosure provided by this section covers all persons who at any time served as an outside director of the Company during 2011, other than Messrs. Lamar and Trubeck who also served as executive officers of the Company in 2011. The director compensation earned by Messrs. Lamar and Trubeck during the fiscal year ended December 31, 2011 is included in the Summary Compensation Table below.

As noted under the heading Structure and Functioning of the Board—Recently Elected Directors, in connection with our financial restructuring, all nine of our directors serving as of July 22, 2011 resigned and the Board of Directors appointed new directors to fill the vacant positions created thereby. The members of the Old Board participated in the Director Compensation Plan dated July 14, 2005, as amended (the “Old Director Plan”). On August 30, 2011, the New Board approved the YRC Worldwide Inc. Director Compensation Plan (the “New Director Plan”), effective August 30, 2011. All of the current, non-employee directors of the Company, which includes Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock, participate in the New Director Plan.

Name	Meeting, Retainer and Other Fees Received in Cash ($)	Annual Award of Restricted Share Units ($) (1)	Total ($)
Current Outside Directors
Raymond J. Bromark	39,864	37,560	77,424
Douglas A. Carty	33,220	37,560	70,780
Matthew A. Doheny	37,649	37,560	75,209
Robert L. Friedman	33,220	37,560	70,780
James E. Hoffman	55,367	37,560	92,927
Michael J. Kneeland	37,649	37,560	75,209
Harry J. Wilson (2)	33,220	37,560	70,780
James F. Winestock	37,649	37,560	75,209

Outside directors who resigned on July 22, 2011 in connection with the restructuring
Eugene I. Davis	256,750	—	256,750
Dennis E. Foster (3)	233,350	—	233,350
Teresa Ghilarducci	228,943	—	228,943
Marnie S. Gordon	257,950	—	257,950
Beverly K. Goulet	259,000	—	259,000
Mark E. Holliday	273,400	—	273,400

(1)	Amounts represent the grant date fair value of the initial grant of restricted share units on December 2, 2011 pursuant to the New Director Plan. No assumptions were necessary to determine the grant date fair value. Each director was granted a number of restricted share units equal to $100,000 divided by $0.1134 (the original conversion ratio of the Series A Notes), which grant was adjusted proportionately to 2,939 restricted share units to reflect the reverse stock split that was effective December 1, 2011. The grant date fair value of each of the awards was determined by multiplying the number of restricted share units granted by the closing price of the Company’s Common Stock on the grant date. As of December 31, 2011, Mr. Winestock held 2,939 restricted share units (1,960 of which were unvested as of December 31, 2011). Each director, other than Mr. Winestock, deferred receipt of these 2,939 restricted share units until he ceases to be a member of the Board of Directors and, as of December 31, 2011, each director other than Mr. Winestock, had 2,939 deferred restricted share units allocated to his account (1,960 of which were unvested as of December 31, 2011).

(2)	Mr. Wilson is Chairman and Chief Executive Officer of MAEVA Advisors, LLC, which, prior to Mr. Wilson becoming a director of the Company, provided certain financial advisory services in connection with our financial restructuring to the Joint Management and Labor Committee of the Company. See Certain Relationships and Related Transactions—Agreement with MAEVA Advisors below for a discussion of amounts paid to MAEVA Advisors, LLC in 2011.
(3)	As of December 31, 2011, Mr. Foster held one unvested restricted share unit.

New Director Plan

The New Board approved the New Director Plan, effective August 30, 2011. The New Director Plan sets forth the compensation our outside directors are eligible to receive. Pursuant to the New Director Plan, our outside directors are eligible to receive the following compensation:

•

an annual cash retainer of $75,000 for service on the Board of Directors ($125,000 for service as the Chairman of the Board), and a cash retainer for service as a chairperson of a committee (committee members do not receive retainers) as follows: Governance Committee – $10,000; Finance Committee – $10,000; Compensation Committee – $10,000; and Audit/Ethics Committee – $15,000. Directors elected during the year are to receive all of their pro-rated retainer fees for the year of election in cash;

•	reimbursement of costs or expenses incurred in relation to board and committee meetings;

•

on December 2, 2011, a grant of restricted stock units (“RSUs”) equal to $100,000 divided by $0.1134 (the original conversion ratio of the Series A Notes), which grant was adjusted proportionately to 2,939 RSUs to reflect the reverse stock split that was effective December 1, 2011;

•

with respect to the period from September 15, 2011 through the date of the Annual Meeting in 2012, a grant of RSUs equal to $83,333 divided by the 30 day average closing price preceding the date of grant, to be made on the first business day following the Annual Meeting in 2012; and

•

on the first business day following the annual stockholders’ meeting held in 2013 and annually each year thereafter, a grant of RSUs equal to $100,000 divided by the 30 day average closing price preceding the date of grant.

The RSUs described above vest one-third on each of the grant date, first anniversary of the grant date, and second anniversary of the grant date. Outside directors may elect to defer receipt of RSUs pursuant to the terms of the New Director Plan. Grants of RSUs are made pursuant to a standard form of restricted stock unit agreement for non-employee directors, also adopted by the New Board on August 30, 2011. No additional compensation will be paid for attendance or participation at board or committee meetings.

Old Director Plan

The Old Director Plan set forth the compensation the outside directors on the Old Board were eligible to receive for their service on the Board of Directors for the period of time between each annual Stockholders’ meeting (the “annual cycle”). Pursuant to the Old Director Plan, our outside directors were eligible to receive the following annual compensation:

•

a retainer for board services of $50,000 and a retainer for service as a chairperson of a committee (committee members did not receive retainers) as follows: Governance Committee – $5,000; Finance Committee – $5,000; Pension and Benefits Strategy Committee – $5,000; Compensation Committee –$7,500; and Audit/Ethics Committee – $10,000. A minimum of 50% of the retainer fees were typically paid in Company Common Stock, with the stock award determined annually on the date of the board meeting immediately following our annual meeting of Stockholders based on the closing price of our Common Stock on that date. Directors had the option of receiving up to 100% of the retainer fees in Company Common Stock and could elect to defer receipt of all of their retainer fees received in

Common Stock. Directors elected during the year received all of their pro-rated retainer fees for the year of election in cash;

•	an attendance fee of $1,500 for each board meeting and $1,500 for each committee meeting attended. Directors could elect to defer all of their meeting fees;

•	reimbursement of costs or expenses incurred in relation to board and committee meetings; and

•

a grant of RSUs equivalent in value to $77,500 based on the reported closing price of our Common Stock on the date of grant. These RSUs vested in one-third increments on the anniversary of the grant date, which was the date of the board meeting immediately following our annual meeting of Stockholders, and were issued the RSUs from our 2004 Plan.

In conjunction with the continuation of the reduction in employee wages and salaries in 2010 for the 2010-2011 annual cycle, our Old Board voluntarily continued the fee reduction implemented in 2009. As a result, in 2011, all fees for regular board and committee meetings attended and all cash retainer fees, including annual retainers and retainers for service as chairperson of committees were reduced by 10%. The Old Board also continued to waive all fees for telephonic special meetings of the Board of Directors and the Audit/Ethics, Compensation and Governance Committees until April 2011. As noted below, in April 2011, fees for telephonic special meetings of the Board of Directors and these committees were reinstated.

At a Board meeting on June 29, 2010, for the 2010-2011 annual cycle, the Old Board decided to pay the annual and committee chairperson retainer fees 100% in cash instead of 50% in cash and 50% in shares of Company Common Stock. In addition, given the Company’s ongoing restructuring efforts, the Old Board initially delayed until December 2010 the annual restricted share unit grant for the 2010-2011 annual cycle, and then gave it further consideration in April 2011, as noted below.

In April 2011, the Compensation Committee with the assistance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co. (the “Consultant”), reviewed the directors’ compensation. The Consultant advised that the following modifications to the amount and structure of the Old Board’s compensation were reasonable and that, as modified, the Old Board’s compensation would still be below the competitive market median. Based on the recommendation of the Compensation Committee and the Consultant’s advice, the Board of Directors approved the following modifications to its compensation:

•	the 2011-2012 annual cycle began on May 11, 2011, which was the one-year anniversary of the appointment of a majority of the members of the Board of Directors;

•	continuation of the 10% reduction implemented in 2009 of all fees for board and committee meetings and all cash retainer fees for the 2011-2012 annual cycle;

•	for the 2011-2012 annual cycle, continuing to pay the annual and committee chairperson retainer fees 100% in cash;

•	reinstatement of meeting fees for telephonic special meetings of the Board of Directors and the Audit/Ethics, Compensation and Governance committees, consistent with the Old Director Plan;

•

payment of compensation in the amount of $80,000 in cash for the 2010-2011 annual cycle (paid in April 2011), and $80,000 in cash for the 2011-2012 annual cycle to be paid at the beginning of the 2011-2012 annual cycle; and

•	no annual RSU grant for the 2010-2011 or the 2011-2012 annual cycle.

Equity Ownership Requirements

Prior to 2009, our outside directors were subject to the equity ownership requirements set forth in our Old Director Plan, which required our outside directors to own shares of Company Common Stock or RSUs equal in value to three times the annual board retainer. Due to the severe economic recession and the financial restructurings we implemented in 2009 and 2011, the price per share of our Common Stock had been dramatically lower than when the equity ownership requirement was established. Therefore, the Old Board suspended the equity ownership requirement set forth in the Old Director Plan. Though the New Director Plan does not contain equity ownership requirements, the Guidelines on Corporate Governance provide that directors should have an equity ownership in the Company, and toward that end, each outside director is to be paid a portion of his or her director compensation in Common Stock to the extent, and with such exceptions, as determined by the Board of Directors. As disclosed above, each current director received a grant of RSUs in 2011. Pursuant to the New Director Plan, directors will also receive RSU grants annually in subsequent years. The New Compensation Committee anticipates implementing new equity ownership guidelines during 2012.

Compensation Discussion and Analysis

Executive Summary of 2011 Corporate Events and Compensation Actions

Our long-standing compensation philosophy has been to closely align the interests of our named executive officers with the interests of our stakeholders. As described below, this practice continued in 2011 as we completed our financial restructuring, made changes to our organizational structure and refocused our efforts to consistently deliver high-quality, reliable services to our customers and to increase stakeholder value.

In 2011, we completed our financial restructuring to improve our liquidity position and to extend our debt maturities in light of our recent results from operations. In February 2011, we reached a non-binding agreement in principle with the Teamsters and our lenders setting forth the material terms of our proposed financial restructuring. Between February and July 2011, we negotiated several definitive agreements with the Teamsters and our lenders, and on July 22, 2011, we successfully completed an exchange offer, which involved exchanging claims under our then-existing credit agreement for convertible preferred stock and Series A Notes, and implemented other aspects of our financial restructuring, including, among other things, issuing $100 million in aggregate principal amount of Series B Notes, amending and restating our credit agreement, entering into a new ABL facility, amending and restating our contribution deferral agreement with the Teamsters, issuing approximately 25% of our Common Stock to our Teamster employees, issuing one share of our Series A Voting Preferred Stock to the Teamsters to confer certain board representation rights, and the Teamsters agreeing that their collective bargaining agreement will be fully binding until March 31, 2015. The overall effect of the financial restructuring extended maturities on our major credit facilities, significantly enhanced our liquidity and extended our agreement with our unionized employees.

On July 22, 2011 upon the closing of our financial restructuring, our Old Board resigned and was replaced with our New Board. See Structure and Functioning of the Board—Recently Elected Directors. Also, William D. Zollars, our former Chairman of the Board, President and Chief Executive Officer, William L. Trubeck, our former Interim Executive Vice President and Chief Financial Officer, and John A. Lamar, our former Chief Restructuring Officer, resigned. Our New Board then appointed James L. Welch, as our Chief Executive Officer, effective immediately, and Jamie G. Pierson, as our Interim Chief Financial Officer, effective as of August 8, 2011. Mr. Pierson became our Executive Vice President and Chief Financial Officer on November 3, 2011.

On September 26, 2011, we announced changes to our organizational structure designed to streamline our operations and enable us to manage our business more effectively and efficiently. As part of these changes, Jeff Rogers, then President of our USF Holland subsidiary, was appointed President of our YRC Freight subsidiary, and Mike Naatz, then President—Customer Care Division and Chief Customer Officer, was appointed President of USF Holland. In addition, a number of executive positions, including Mr. Naatz’s former position, were eliminated. In connection with our financial restructuring, on December 1, 2011, we completed a one-for-three hundred (1:300) reverse stock split.

The table below sets forth our named executive officers for 2011, their titles during 2011 and the period during 2011 that they held that title.

Name	Title	Period
James L. Welch	Chief Executive Officer	Since July 22, 2011

Jamie G. Pierson	Interim Chief Financial Officer	August 9, 2011 until November 3, 2011

	Executive Vice President and Chief Financial Officer	Since November 3, 2011

Jeffrey A. Rogers	President USF Holland	Until September 26, 2011

	President YRC Freight	Since September 26, 2011

Name	Title	Period
Michael J. Naatz	President—Customer Care Division Chief Customer Officer	Until September 26, 2011

	President USF Holland	Since September 26, 2011

Paul F. Liljegren	Vice President Finance, Controller, Chief Accounting Officer and Investor Relations	Until July 19, 2011

	Senior Vice President Finance, Controller and Chief Accounting Officer	Since July 19, 2011; Resigned effective as of March 23, 2012

William D. Zollars	Chairman of the Board, Chief Executive Officer and President	Until July 22, 2011

Sheila K. Taylor	Executive Vice President and Chief Financial Officer	Until March 31, 2011

William L. Trubeck	Interim Executive Vice President and Chief Financial Officer	From March 31, 2011 until July 22, 2011

John A. Lamar	Chief Restructuring Officer	Until July 22, 2011

Michael J. Smid	Chief Operations Officer and President, YRC, Inc.	Until July 29, 2011

For more information regarding our financial restructuring, please review Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our Annual Report on Form 10-K, filed with the SEC on February 28, 2012.

As discussed in more detail below, during 2011, our executive compensation program was driven by our business and operational needs throughout the year and was modified after we completed our financial restructuring. All compensation decisions prior to the closing of our financial restructuring were made by the Old Compensation Committee and all compensation decisions after the closing of our financial restructuring were made by the New Compensation Committee. The term Compensation Committee is used herein to refer generally to the Compensation Committee of our Board of Directors.

The following are highlights of certain aspects of our executive compensation program during 2011:

•	Prior to our financial restructuring to preserve liquidity and due to uncertainties regarding our capital structure, we:

•

maintained base salaries for substantially all of our union and non-union employees, including our named executive officers, at 2010 levels, which because of the salary reductions instituted in 2009 effectively meant many of our executive officers were receiving less base compensation at the beginning of 2011 than they received as of December 31, 2008;

•	did not provide annual bonus opportunities in 2011 for our executives, including our named executive officers;

•	did not provide long-term incentive opportunities for our executives, including all named executive officers;

•	continued the temporary cessation of contributions to our multi-employer pension funds until June 1, 2011;

•	continued throughout 2011 the suspension of matching 401(k) contributions for non-union employees, including our named executive officers; and

•	again increased the amount our non-union employees, including our named executive officers, were required to pay under our health and welfare benefit plans for 2011.

•

in March 2011, we entered into an arrangement with William L. Trubeck, a member of our Board of Directors, to act as our Interim Chief Financial Officer until our financial restructuring was complete. In addition, John A. Lamar, our lead director, continued as our Chief Restructuring Officer. Both Messrs. Lamar and Trubeck were paid monthly retainers and provided an opportunity to earn a success fee if we successfully completed our financial restructuring.

•

after the completion of our financial restructuring, we entered into employment agreements with James L. Welch, our Chief Executive Officer, and Jamie G. Pierson, our Chief Financial Officer, providing them with a compensation package that was designed to, among other things, align their interests with those of our stakeholders.

•

after the completion of our financial restructuring, Jeff Rogers, President of YRC Freight, and Mike Naatz, President of USF Holland, received base salary adjustments commensurate with their increased responsibilities and were offered incentive opportunities which were to be awarded after our New Compensation Committee completed its review of our executive compensation program.

•	we paid departing executive officers in accordance with Company policies and any written agreements that they had with the Company.

After the completion of our financial restructuring, our New Compensation Committee began a thorough review and analysis of our overall executive compensation program with the intention of creating an executive compensation structure that aligns the interests of our executive officers with the interests of our stakeholders by rewarding our executives if we financially perform well without encouraging them to take excessive risks. As a result, for 2012 our compensation program is focused on providing our executives with more equity-based incentive opportunities and tying a significant amount of compensation to the achievement of performance goals.

The Role of Say-on-Pay Votes. The Company provides its Stockholders and Convertible Noteholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in November 2011, a substantial majority (over 98%) of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The New Compensation Committee believes this affirms our stakeholders’ support of the Company’s recent approach to executive compensation, which has been focused on the financial and business needs of the Company. In setting executive compensation, the New Compensation Committee intends to continue to focus on the financial and business needs of the Company, as well as aligning our executive’s interests with those of our stakeholders. The New Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy and Objectives; Components of Executive Compensation

During 2011, our compensation philosophy evolved to support the needs of our organization at various times throughout the year.

Prior to the Completion of Our Financial Restructuring.

Prior to the completion of our financial restructuring, our executive compensation program was designed to align our employees’ compensation (including our named executive officers) with our financial condition and to retain and attract high-caliber employees (including our named executive officers) to assist us in completing our financial restructuring. The Old Compensation Committee believed the compensation opportunities provided to our named executive officers appropriately balanced the Company’s need to preserve liquidity while incenting and retaining our named executive officers to assist with execution of our financial restructuring. During this time, the components of our named executive officers’ compensation consisted of:

•	base salaries (and in the case of Messrs. Lamar and Trubeck monthly retainers);

•	retirement payment opportunity for Mr. Zollars pursuant to his employment agreement. See Executive Compensation—Executive Agreements—Zollars Employment Agreement;

•

a retention opportunity for Michael J. Smid in the form of increased retirement benefits, pursuant to the terms of a non-competition, non-solicitation, non-disparagement and confidentiality agreement entered into in 2009. See Executive Compensation—Executive Agreements—Smid Retention Agreement;

•	success fee opportunities payable to Messrs. Lamar and Trubeck if we successfully completed our financial restructuring; and

•	perquisite and other benefit plans and programs that we sponsor (other than Messrs. Lamar and Trubeck).

After the Completion of Our Financial Restructuring.

After our financial restructuring was completed, our compensation philosophy evolved and was centered on supporting our business objectives of re-establishing the Company as the preeminent LTL carrier and increasing stakeholder value. To do this, we needed to attract and retain high-caliber executives and provide them with incentives that would encourage them to improve our operational and financial performance and to maximize stakeholder value. Our compensation philosophy focused on encouraging appropriate leadership behavior and incenting our executive leadership to consider the impact of their decisions on our short-term and long-term success. To achieve these objectives, the New Compensation Committee created a compensation package for our new Chief Executive Officer and new Chief Financial Officer that provides them with cash compensation that is reflective of responsible financial practices, and in the case of our Chief Financial Officer, provides him with a signing bonus and retention bonus opportunity to incent him to join and remain with our Company. The New Compensation Committee also increased the base salaries of Messrs. Rogers and Naatz to reflect their increased responsibilities as Presidents of our two largest operating companies and agreed to provide them with certain incentive opportunities. The compensation package of our named executive officers after our financial restructuring also provides a significant portion of their total compensation in the form of equity and equity opportunities to align their interests with those of our stakeholders. Currently, the compensation package for our named executive officers consists of the following principal elements:

•	base salaries;

•	an initial restricted stock grant that vests over four years;

•	incentive opportunity to be paid in restricted stock upon the achievement of certain annual performance goals (other than Mr. Liljegren);

•	annual cash incentive opportunity based upon the achievement of certain performance criteria;

•	a signing and retention bonus for Mr. Pierson; and

•	perquisite and other benefits pursuant employment agreements and benefit plans and programs that we sponsor.

Determining Executive Compensation

Generally, the Compensation Committee has primary responsibility for determining the compensation package for our named executive officers. When needed, the Compensation Committee seeks the assistance of the Consultant and with respect to the named executive officers other than the Chief Executive Officer, the Compensation Committee seeks the input and recommendation of the Company’s Chief Executive Officer.

Frederic W. Cook & Co. has been the Committee’s independent consultant since July 2007. In 2011, its services to the Company were primarily focused on providing the New Compensation Committee data to evaluate the compensation packages of Messrs. Welch and Pierson and providing assistance to the New Compensation Committee with respect to compensation plan design to align our executive’s interests with those of our stakeholders. The Consultant provides no other services to the Company.

Prior to the Completion of Our Financial Restructuring.

Due primarily to our focus on our financial restructuring efforts in 2011, the Old Compensation Committee did not follow historical practices in determining executive compensation. Instead at the beginning of 2011, it focused on implementing responsible compensation practices that would balance the Company’s need to preserve liquidity while incenting and retaining our named executive officers to complete our financial restructuring efforts.

Chief Executive Officer Compensation. In January 2006, the Company entered into an employment agreement with Mr. Zollars, our former Chief Executive Officer, which required the Board of Directors to annually review his base salary to determine whether it should be increased. At the beginning of 2011, the Old Board met in executive session without Mr. Zollars and decided to maintain Mr. Zollars’ 2011 base salary at its 2010 level, which because of salary reductions instituted in 2009, was approximately 10% lower than his base salary in 2008. See Executive Compensation—Executive Agreements—Zollars Employment Agreement for a discussion of the terms of Mr. Zollars’ employment agreement.

In addition, Mr. Zollars’ employment agreement provided him with supplemental retirement benefits. When we froze future benefit accruals under the Yellow Corporation Pension Plan in July 2008, the future benefit accruals under Mr. Zollars’ employment agreement were also frozen. On September 28, 2010, we entered into a letter agreement with Mr. Zollars which memorialized his intent to retire from the Company upon the completion of our financial restructuring. Pursuant to the letter agreement, Mr. Zollars waived his right to receive severance benefits upon his retirement, other than the payment of his vested supplemental retirement benefits, which benefits would be calculated based upon the Moody’s Corporate Bond Rate in effect on the date of his retirement from the Company. The Old Board determined that entering into the letter agreement with Mr. Zollars prior to the expiration of his employment agreement on December 31, 2010 was in the best interests of the Company because it provided certainty with respect to Mr. Zollars’ retirement that would be beneficial in negotiating our financial restructuring.

Compensation for Named Executive Officers (other than the Chief Executive Officer). In setting 2011 compensation for the other named executive officers, the Old Compensation Committee focused on balancing the Company’s need to preserve liquidity against its need to retain executive talent. In light of these factors, the Old Compensation Committee decided to provide its named executives (other than Messrs. Lamar and Trubeck) with compensation primarily in the form of base salaries, which were frozen at 2010 levels, and in the case of Mr. Liljegren, was increased in June 2011, in connection with his promotion to Senior Vice President. In addition, Mr. Smid was provided the opportunity to receive certain increased retirement benefits pursuant to an agreement executed in 2009 which was designed to incent Mr. Smid to stay with the Company. See Executive Compensation—Executive Agreements—Smid Agreements for a discussion of Mr. Smid’s increased retirement benefit. The Old Compensation Committee did not offer any annual or long-term, cash or equity, incentive opportunities in 2011 because it did not believe these incentives could be structured in a way to provide meaningful incentive to the named executive officers due, among other things, to the financial uncertainty facing the Company at the beginning of 2011. In determining the monthly retainer amounts and success fee opportunities for Messrs. Lamar and Trubeck, the Old Compensation Committee focused on the executive’s experience and the efforts that would be needed to successfully achieve our financial restructuring.

After the Completion of Our Financial Restructuring.

After completion of our financial restructuring, we entered into four-year employment agreements with Mr. Welch, our Chief Executive Officer, and Mr. Pierson, our Chief Financial Officer. The New Compensation Committee believed it was necessary to enter into employment agreements with Messrs. Welch and Pierson to secure their employment, especially considering some of the uncertainties and challenges remaining after our financial restructuring. In determining the compensation of Messrs. Welch and Pierson, the focus of the New Compensation Committee was primarily on setting an overall compensation package that would align their interests with those of our stakeholders and would attract them to our organization by providing them with a compensation structure that was reflective of standard compensation practices in that it provided the executive with a base salary, short-term incentive opportunities and long-term incentive opportunities. As part of these efforts, the Consultant was engaged to provide the New Compensation Committee with a summary of compensation ranges and structures based on data derived from proxy statements of transportation companies with revenues and assets similar to the Company’s 2011 projected revenues and assets (“Transportation Industry Peers”) and from Towers Watson’s 2010 General Industry Executive Compensation Database (the “Database”), which data was statistically regressed to account for differentials in revenues. The median total revenues and assets for the Transportation Industry Peers were $3.4 billion and $2.5 billion, respectively; and the total revenues and assets for the Company in 2011 were $4.9 billion and $2.5 billion, respectively. The Consultant used this market data as a reference point in evaluating the compensation packages considered by the New Compensation Committee. The data derived from the Transportation Industry Peers was used by the Consultant as a primary market reference and the data derived from the Database was used as a secondary, supplemental market reference. The Transportation Industry Peers were: AMERCO, ABF Corporation, Avis Budget Group, Inc., CH Robinson Worldwide, Inc., Con-way, Inc., CSX Corporation, Dollar Thrifty Automotive Group, Inc., Expeditors International of Washington, Inc., Hertz Global Holdings, Inc., HUB Group, Inc., JB Hunt Transport Services, Inc., Kansas City Southern, Landstar System, Inc., Norfolk Southern Corporation, Old Dominion Freight Line, Inc., Pacer International, Inc., Ryder System, Inc., Swift Transportation Company, UTi Worldwide Inc. and Werner Enterprises, Inc.

In approving Mr. Welch’s compensation package, the New Compensation Committee considered the compensation market data and believed that the compensation package reflected responsible fiscal management in terms of the cash components and properly aligned Mr. Welch’s interests with those of our stakeholders in terms of the equity awards and opportunities. In approving Mr. Pierson’s compensation package, the New Compensation Committee considered the market data and the fact that Mr. Pierson had been instrumental in our restructuring efforts over the prior three years as part of the Alvarez & Marsal North America LLC (“A&M”) team that provided consulting services in connection with our financial restructuring and had significant familiarity with our Company.

After the completion of our restructuring and as part of the organizational changes implemented in September 2011, the New Compensation Committee considered the additional responsibilities placed upon Mr. Rogers, as president of YRC Freight, and Mr. Naatz, as president of USF Holland, and decided to increase their base salaries effective immediately. Messrs. Rogers and Naatz are also eligible for incentive opportunities. See Summary of Compensation Components After Completion of our Financial Restructuring for a discussion of these incentive opportunities.

During the third and fourth quarters of 2011 and the first quarter of 2012, our New Compensation Committee undertook a thorough review and analysis of our executive compensation program. As a result of this exercise, the New Compensation Committee developed a new compensation program that provides our top executive officers with an overall compensation package that aligned their interests with those of our stakeholders and that is more reflective of standard compensation practices in terms of providing base salary, short-term incentive opportunities and long-term incentive opportunities. In addition, the program provides more equity-based than cash-based incentive opportunities and ties a significant amount of compensation to achievement of performance criteria to align the interests of our executives with those of our stakeholders.

Summary of Compensation Components Prior to the Completion of Our Financial Restructuring

Base Salary; Monthly Retainers. In setting base salaries in the beginning of 2011, the Old Compensation Committee focused on the Company’s need to preserve liquidity and to incent and retain our named executive officers to complete our financial restructuring efforts in deciding to maintain base salaries at the beginning of 2011 at 2010 levels, which, because of salary reductions instituted in 2009, in many instances were lower than the base salaries they received as of December 31, 2008. Mr. Liljegren did receive a base salary increase in June 2011 in connection with his promotion to Senior Vice President.

At the end of 2010, the Board of Directors recognized that the Company was going to need additional assistance in completing its financial restructuring. As a result, the Company entered into a one-year agreement with Mr. Lamar, its lead director, to become the Company’s Chief Restructuring Officer which provided him with a monthly retainer that the Old Board felt was appropriate considering his experience, familiarity with the Company, and the time commitment necessary to successfully achieve our financial restructuring. Mr. Lamar did not participate in the Old Board’s approval of the terms of his agreement, including the amount of his retainer. See Executive Compensation—Executive Agreements—Lamar Agreement for a discussion of the terms of Mr. Lamar’s agreement.

As a result of the resignation of our former Chief Financial Officer in March 2011, we entered into an arrangement with Mr. Trubeck, who was then on our Old Board, for him to serve as our Interim Executive Vice President and Chief Financial Officer until we were able to complete our financial restructuring. Recognizing that this was a short-term arrangement, the Old Compensation Committee based his retainer on what an individual with his experience and qualifications would receive as a Chief Financial Officer. Mr. Trubeck did not participate in the Old Board’s approval of the amount of his retainer. See Executive Compensation—Executive Agreements—Relationship With Trubeck for a discussion of the terms of Mr. Trubeck’s arrangement.

Success Fees. Messrs. Lamar and Trubeck were provided with the opportunity to earn a success fee if we successfully completed our financial restructuring. The Old Board believed that providing Messrs. Lamar and Trubeck this opportunity properly incented Messrs. Lamar and Trubeck to commit the time and effort that would be needed to successfully complete our financial restructuring. Neither Mr. Lamar nor Mr. Trubeck participated in the Old Board’s approval of the success fee opportunity or the amount of the success fee payment. See Summary Compensation Table for the amounts paid to Messrs. Lamar and Trubeck.

Severance Arrangements. During 2011, the employment of Messrs. Zollars and Smid and Ms. Taylor terminated for various reasons. In connection with their departures, each received payments in accordance with written agreements they had with the Company and/or the Company’s executive severance policy. At the time these agreements were reached and the policies implemented, the Old Board believed they were necessary to incent our named executive officers to stay with the Company to complete our financial restructuring and/or to provide certainty to facilitate our financial restructuring. See Executive Compensation—Executive Agreements—Zollars Employment Agreement; —Taylor and Naatz Agreements; and—Smid Agreements for a discussion of the amounts paid or payable to each.

Summary of Compensation Components After the Completion of Our Financial Restructuring

Base Salary. Base salary is a key component of the compensation packages for our named executive officers after our financial restructuring. The objectives of this component include:

•	to reward them for their day-to-day execution of their primary duties and responsibilities;

•	to attract and retain them as part of our executive team;

•	to provide a foundation level of compensation upon which incentive opportunities can be added to align their interests with those of our stakeholders; and

•	to provide competitive compensation while recognizing our need for liquidity after our financial restructuring.

Base salary for our named executive officers is based upon their experience, level of responsibility and internal pay equity among our executive officers. As discussed above, while the Consultant assisted the New Compensation Committee in comparing the base salaries of Messrs. Welch and Pierson against industry and market comparables, the New Compensation Committee did not set Messrs. Welch’s and Pierson’s base salary on this comparison. Instead, the New Compensation Committee used the information from the Consultant to confirm their decision.

Equity Compensation. As discussed above, the New Compensation Committee structured the compensation of our named executive officers after our financial restructuring with a focus of aligning it with the interests of our stakeholders. As a result, a significant portion of their compensation is in the form of time-vested equity grants and equity opportunities based on the achievement of performance goals. The incentive opportunities for our named executive officers are set forth below. For additional information about the incentive compensation opportunities for Messrs. Welch and Pierson, please see Executive Compensation—Executive Agreements—Welch Employment Agreement and—Pierson Employment Agreement below

•    Time-Vested Restricted Stock. On December 2, 2011, Mr. Welch received a grant of 122,406 shares of restricted Common Stock of the Company and Mr. Pierson received a grant of 61,203 shares of restricted Common Stock of the Company, representing 0.6% and 0.3%, respectively, of the Company’s fully-diluted outstanding Common Stock on that date. So long as they remain employed by the Company, 25% of the award will vest on January 1, 2013 and for Mr. Welch 25% will vest on each of the second and third anniversaries, and the day immediately prior to the fourth anniversary, of the effective date of his employment agreement, and for Mr. Pierson 25% will vest on each of the second, third and fourth anniversaries of the effective date of his employment agreement.

As part of its development of a new executive compensation program for 2012, the New Compensation Committee decided to provide its top executives (other than Messrs. Welch and Pierson) with a restricted Common Stock grant on February 20, 2012 that will vest ratably over four years. The amount of each award was based upon the executive’s level of responsibility within the organization. As a result, Mr. Rogers received a grant of 70,000 shares of restricted Common Stock, Mr. Naatz received a grant of 45,000 shares of restricted Common Stock, and Mr. Liljegren received a grant of 10,000 shares of restricted Common Stock.

The New Compensation Committee believes these awards of time-vested restricted Common Stock will motivate our top executives to focus on, and will reward them for, the long-term financial performance of the Company since they vest over time and incent them to stay with the Company because unvested shares are generally forfeited if they terminate employment.

•    Performance Based Restricted Stock. Under his employment agreement, Mr. Welch was also entitled to a restricted Common Stock award opportunity of up to 0.35% of the Company’s fully-diluted outstanding Common Stock on the grant date, which was required to be on or before March 30, 2012, if certain performance goals for 2011 established by the New Compensation Committee were met.

For Mr. Welch’s 2011 performance equity opportunity, the New Compensation Committee established both quantitative and qualitative criteria that had to be satisfied. First, the Company’s adjusted EBITDA (as defined below) for the second half of 2011 had to equal or exceed $90 million for Mr. Welch to receive the maximum award. In addition, the New Compensation Committee considered the following and reserved the discretion to adjust the award downward to the extent it was not satisfied with the results:

•	improvement in the on-time delivery percentage of YRC Freight;

•	the maintenance of the on-time delivery percentages of the Company’s regional carriers;

•	improvement in the Company’s overall safety record based upon increases in the hours between lost time injuries, the long-haul miles between accidents and the city hours between accidents; and

•	baseline assessment of employee engagement and morale based upon a year-end survey.

The New Compensation Committee decided to condition Mr. Welch’s receipt of the maximum award upon the Company’s achievement of $90 million in adjusted EBITDA for the second half of 2011 because adjusted EBITDA is a fundamental indicator of the Company’s improvement in liquidity, profitability and overall financial condition and is a key financial covenant under the Company’s credit facilities. The New Compensation Committee believed that it would be reasonably difficult to achieve this adjusted EBITDA target, but that the target was not so difficult so as not to incent Mr. Welch. The New Compensation Committee also retained discretion to reduce the award downward if the qualitative criteria were not met. The New Compensation Committee believes that these qualitative criteria appropriately aligned the interests of Mr. Welch and our stakeholders because on-time delivery is a key component to attracting and retaining customers and helping drive increases in our volumes and revenues. Furthermore, improving safety directly reduces our expenses and improves our liquidity by reducing the number of hours in lost time by our workers, the costs associated with injuries to our workers and damage to goods, and the collateral we must post to support our workers’ compensation obligations. Finally, the New Compensation Committee believes employee engagement and morale are key to employee productivity which directly affects our financial performance.

On February 20, 2012, Mr. Welch received a grant of 72,436 shares of restricted Common Stock of the Company, which will vest 100% on the one year anniversary of the date of grant. This award represents the maximum award for which Mr. Welch was eligible under his employment agreement. In deciding to make this award, the New Compensation Committee noted that the Company achieved its adjusted EBITDA target for the second half of 2011. The New Compensation Committee did not exercise its discretion to reduce the award because meaningful improvement had been made in the on-time delivery percentage of YRC Freight and in the Company’s overall safety record based upon the metrics established by the New Compensation Committee. In addition, the Company’s regional carriers maintained their on-time delivery percentages. The New Compensation Committee was also satisfied with the condition of employee engagement and morale demonstrated by the baseline survey.

For 2012, Messrs. Welch and Pierson are also entitled under their employment agreements to a restricted Common Stock award opportunity of 0.35% and 0.175%, respectively, of the Company’s fully-diluted outstanding Common Stock on the grant date if certain performance criteria for 2012 established by the New Compensation Committee are satisfied. As part of its development of a new compensation program for 2012, the New Compensation Committee decided to provide Messrs. Rogers and Naatz with a restricted Common Stock award opportunity of 0.175% and 0.15%, respectively, of the Company’s fully-diluted outstanding Common Stock if the same performance criteria are satisfied. All grants are to be made 90 days following the end of 2012 and will vest 50% on the date of grant and 50% on the first anniversary of the date of grant. All equity incentive opportunities are based on the Company’s 2012 adjusted EBITDA equaling or exceeding a certain threshold and satisfaction of certain additional goals similar to those established for Mr. Welch in 2011. The New Compensation Committee also reserved discretion to adjust any award downward if the additional goals are not satisfied.

Cash Incentive Compensation. Pursuant to their employment agreements, Messrs. Welch and Pierson are each also entitled to a cash bonus of up to $250,000 payable in 2013 if certain performance criteria are met. In addition, as part of its redesign of the Company’s compensation program, the New Compensation Committee decided to award Messrs. Rogers and Naatz a cash bonus opportunity for 2012 of $175,000 and $125,000, respectively, if the same performance criteria are met. The New Compensation Committee determined that an adjusted EBITDA target for 2012 must be met for Messrs. Welch, Pierson, Rogers and Naatz to receive the maximum bonus. If the target is achieved, then the executive will be entitled to the maximum bonus. If the target is not achieved, then no bonus will be earned.

As part of its redesign of the Company’s compensation program, in February 2012, the New Compensation Committee also approved an annual cash incentive plan for its executives other than Messrs. Welch, Pierson, Rogers and Naatz. This plan will be funded with 10% of the Company’s 2012 adjusted EBITDA results that exceed a certain threshold. Any excess will be allocated to the Company’s operating companies and corporate organization based on proportionate contributions to the Company’s adjusted EBITDA and will then be allocated to the individual employees based on the achievement of personal performance goals and qualitative goals, including achievements in safety, quality and service. The New Compensation Committee believes that this annual cash incentive plan is important to incent each of our key executives to focus on what they can do individually and collectively to improve our financial results and liquidity.

As discussed above, adjusted EBITDA is a key indicator of the improvement in the Company’s financial condition and a key financial covenant under the Company’s credit facilities. Because improvement in our financial condition and compliance with the financial covenants in our credit agreement is imperative for both our short-term and long-term success, the New Compensation Committee believes that adjusted EBITDA is an appropriate measure for both our short-term and long-term incentives. For all our executives, the New Compensation Committee believes that meaningful business and financial improvements are necessary to receive any incentive.

For the purpose of Mr. Welch’s 2011 performance equity opportunity and for the 2012 cash and equity incentives described herein, “adjusted EBITDA” is a non-GAAP measure as defined in the Company’s credit facilities. Adjusted EBITDA reflects the Company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the Company’s credit facilities.

Signing and Retention Bonus for Mr. Pierson. Prior to joining the Company, Mr. Pierson was an executive at A&M and had been working with the Company since early 2009. He was knowledgeable about the Company’s finances and operations and, as part of the A&M team, was instrumental in the Company’s financial restructuring. Mr. Pierson had also developed a relationship with, and was respected by, our various stakeholders, including our lenders. As a result, the New Board felt that recruiting him to our executive team was important to our long-term success and our ability to increase stakeholder value. Therefore, as part of his compensation package, the New Board agreed to pay Mr. Pierson a signing bonus of $640,000 upon execution of his employment agreement and to place an additional $560,000 retention bonus in escrow. Pursuant to the terms of the escrow arrangement, $268,000 of the retention bonus will be released on December 31, 2012, $209,000 of the retention bonus will be released December 31, 2013, and the remaining amount of the retention bonus will be released on December 31, 2014, provided that Mr. Pierson has not been terminated for “cause” and has not terminated his employment without “good reason” prior to such payment dates. If Mr. Pierson is terminated without “cause”, resigns for “good reason”, or dies or becomes disabled or upon the bankruptcy of the Company, he will receive the remaining amounts in escrow. The New Compensation Committee believed these bonus opportunities were appropriate to encourage him to join our team, considering his compensation package at his former employer.

Summary of Compensation Components Applicable Both Prior To and After Our Financial Restructuring

Benefit Plans. All named executive officers (other than Messrs. Lamar and Trubeck) are or were eligible to participate in our health and welfare plans, including those that provide medical, dental, life insurance and accidental death and dismemberment benefits, generally on the same basis as our other employees, but our named executive officers pay a higher amount for these benefits as the employee portion of the cost for these plans increases as an employee’s salary increases. In 2011, the employee portion of the cost under these plans again increased. In addition, pursuant to his employment agreement, we pay the premiums for Mr. Welch’s coverage under the Company’s health and welfare plans and the premiums on $500,000 term life insurance policy for Mr. Welch.

The named executive officers participate in our defined contribution 401(k) plan, which is a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (the “Code”), limits the contributions the named executive officers can make to the 401(k) plan. In 2009, in connection with union wage concessions, we suspended indefinitely Company-matching contributions under the 401(k) plan for our employees, including our named executive officers.

We sponsor two qualified defined pension plans for employees of the Company and certain participating subsidiaries that commenced employment prior to January 1, 2004. We froze benefit accruals on and after

July 1, 2008 under these plans. Messrs. Zollars, Smid, Rogers, Welch and Ms. Taylor participate in the Yellow Pension Plan. See Pension Benefits for a discussion of this qualified pension plan.

Because the Code limits our named executive officers’ benefit payments from qualified defined benefit plans and contributions to qualified defined contribution plans, we have adopted nonqualified deferred compensation plans, including a supplemental pension plan to restore benefits that these limitations would otherwise take away. We may or may not fund our obligations under these plans in advance of an executive’s retirement, and the executive is considered an unsecured, general creditor of the Company with respect to our obligations to make payments under these plans. During 2011, Mr. Smid was our only named executive officer who participated in our supplemental pension plan. Ms. Taylor and Mr. Rogers would have been eligible to participate in the supplemental pension plan, but, because benefit accruals were frozen in 2008 as noted below, neither executive has any accrued benefit under the supplemental pension plan. While Mr. Zollars did not participate in the supplemental pension plan, he did receive supplemental retirement benefits pursuant to the terms of his employment agreement and letter agreement with us. See Pension Benefits for a discussion of this supplemental pension plan and Mr. Zollars’ employment agreement and letter agreement. In July 2008, the Company froze all employees’ benefit accruals under the Company’s qualified and non-qualified defined benefit plans and Mr. Zollars’ benefit accruals under his employment agreement.

Perquisites. During 2011, our named executive officers (other than Messrs. Lamar, Trubeck, Welch and Pierson) participated in our executive perquisite program. In 2011, perquisite levels were maintained at 2010 levels, which were 10% lower than 2008 levels. There is no requirement that participating named executive officers spend the perquisite payments on any particular item. Perquisites are limited to cash payments. Perquisite payments are subject to local, state and federal income taxation and withholding. Perquisite payments are included in the “All Other Compensation” column of the Summary Compensation Table.

Messrs. Welch and Pierson did not participate in our executive perquisite program in 2011. Instead, they received an automobile allowance of $1,000 per month, relocation assistance and temporary housing and/or travel allowance pursuant to the terms of their employment agreements. See Executive Compensation—Executive Agreements—Welch Employment Agreement and—Pierson Employment Agreement below.

As part of its redesign of the Company’s compensation program in 2012, the New Compensation Committee terminated the executive perquisite program effective March 1, 2012. In lieu of the program, the New Compensation Committee increased the base salaries of executive officers that participated in the perquisite program by an amount equal to one-half of the annual perquisite payment made to the executive officer. As a result, Messrs. Rogers, Naatz and Liljegren received a base salary increase of $10,000, $9,000 and $6,750, respectively.

Severance and Other Termination-of-Employment Benefits.

Messrs. Welch and Pierson are entitled to severance benefits pursuant to their employment agreements if they are terminated without “cause” (as defined in their employment agreement) or resign for “good reason” (as defined in their employment agreement) regardless of whether a change of control has occurred. The New Compensation Committee believed that providing Messrs. Welch and Pierson with severance benefits was essential to recruiting them to join the Company considering the uncertainties and challenges remaining after our financial restructuring.

In addition, certain named executive officers are entitled to severance pursuant to executive severance agreements entered into in 2008 and an executive severance policy implemented in 2009. In particular, Messrs. Naatz and Liljegren are entitled to severance benefits pursuant to executive severance agreements that provide for payment if either is terminated without cause within the two-year period after a change of control transaction or between the initiation and culmination of a change of control transaction or resigns for good reason within two years after a change of control transaction. In addition, Messrs. Naatz and Liljegren are entitled to severance benefits pursuant to our executive severance policy if either is terminated without cause or as a result of the elimination of his position, a restructuring of the Company or a reduction in work force or if he resigns for good reason. To receive payment under this policy, they must execute a release of the Company from liabilities and obligations and agree to certain confidentiality, non-competition and non-solicitation provisions. At the time executive severance agreements and severance policies were implemented, the Old Compensation Committee believed these arrangements were crucial to incent named executive officers to join our team and remain employed with us during periods of uncertainty and to obtain the highest value for us when considering any potential change of control transaction. The benefits that may be received under the executive severance arrangements were based on data received from the Consultant in 2008, were consistent with market practices, and do not affect other elements of compensation for the named executive officers. The New Compensation Committee intends to review the executive severance agreements and the executive severance policy and make appropriate modifications to better align the severance benefits of other executives with the benefits that Messrs. Welch and Pierson are entitled to under their employment agreements.

The Company’s severance arrangements for our named executive officers, including the applicable definitions of “cause” and “good reason” and the amounts payable to the executives, are described in Potential Payments upon Termination or Change of Control.

Equity Ownership Guidelines. In 2004, the Compensation Committee established equity ownership guidelines for our executive officers who actively participated in our former long-term incentive plan. These guidelines established equity ownership targets based on an executive’s base salary and salary grade level and provided that if an executive did not achieve the desired target level of equity ownership within a specified period of time, the Compensation Committee could award equity in lieu of cash that the executive would otherwise have been entitled to under our incentive plans at the time. These equity ownership guidelines were suspended in 2009 due to the financial uncertainty facing the Company and the low market price of our Common Stock at the time and have remained suspended. As evidenced by the employment agreements for Messrs. Welch and Pierson and the compensation program instituted by the New Compensation Committee in 2012, New Compensation Committee is committed to the continued alignment of our executive compensation practices and our stakeholders’ interests. The New Compensation Committee anticipates implementing new equity ownership guidelines during 2012.

Executive Compensation Recovery Policy. In December 2007, the Committee adopted an executive compensation recovery policy that allows the Committee, in its sole discretion, to recover from our executive officers annual and long-term incentive-based compensation in the event of a restatement of our financial statements as a result of errors, omissions or fraud, regardless of whether the executive officers caused the restatement. The incentive compensation subject to recovery is limited to incentive compensation that exceeds the compensation that would otherwise have been granted based on the restated financial results for the restated periods, but only to the extent of unvested or deferred equity award. The Committee will consider the impact of taxes previously paid with respect to the incentive compensation when determining whether and to what extent to recover incentive compensation. In addition, the incentive compensation payable to Messrs. Welch and Pierson and any incentive equity granted pursuant to our 2011 Plan is subject to clawback pursuant to any policies we adopt to comply with Section 10D of the Securities Exchange Act of 1934.

Limitations on Deductibility of Executive Compensation. Section 162(m) of the Code, places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any year with respect to certain executive officers. Certain performance-based compensation and certain other compensation that our stockholders have approved are not subject to the deduction limit. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to incentive compensation that we grant pursuant to our 2011 Plan. We may from time to time pay compensation to our executive officers that may not be deductible for federal income tax purposes.

Excess Compensation Limit. To preserve our liquidity, the New Board negotiated provisions in the employment agreements for Messrs. Welch and Pierson that limit their total taxable compensation to $1 million in any calendar year commencing prior to January 1, 2013 if such compensation would result in any accelerated pension contribution or other additional pension expense payable by the Company with respect to its single employer pension plans pursuant to the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 or any similar law.

Compensation Committee Report

In 2011, the Company’s Compensation Committee at all times consisted of independent directors, as that term is defined by applicable law and NASDAQ Stock Market rules. Prior to the completion of our financial restructuring, the Old Compensation Committee consisted of Ms. Goulet (Chairperson) and Messrs. Foster and Holliday. After the completion of our financial restructuring, the New Compensation Committee consists of Messrs. Kneeland (Chairman), Doheny and Hoffman.

All 2011 compensation decisions prior to the closing of our financial restructuring were made by the Old Compensation Committee and all compensation decisions after the closing of our financial restructuring were made by the New Compensation Committee. The New Compensation Committee is basing its recommendation to include information contained in the Compensation Discussion and Analysis regarding compensation decisions prior to the closing of our financial restructuring on discussions with management and the Consultant.

The New Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and based on such review and discussion, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K.

Michael J. Kneeland, Chair

Matthew A. Doheny

James E. Hoffman

Compensation Risk Assessment

The New Compensation Committee and management, along with assistance from the Consultant with respect to executive compensation programs, have reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage excessive risk taking. Based on this review, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Executive Compensation

The table below sets forth compensation in the fiscal year ended December 31, 2011 for our named executive officers. The table also reflects compensation for the fiscal years ended December 31, 2009 and 2010 for those individuals who were also named executive officers in those years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
Current Officers

James L. Welch (5) Chief Executive Officer	2011	305,128		0		1,564,349	0	0	551,000	81,005	2,501,482

Jamie G. Pierson (6) Executive Vice President and Chief Financial Officer	2011	95,769		640,000	(7)	782,174	0	0	—	8,526	1,526,469

Jeffrey A. Rogers President of YRC Freight	2011	351,923		0		0	0	0	20,000	123,316	495,239

Michael J. Naatz President of Holland	2011 2010	401,346 377,896		0 349,998	(8)	0 0	0 0	0 0	— —	17,654 20,279	419,000 748,173

Paul F. Liljegren (9) Senior Vice President Finance, Controller, Chief Accounting Officer	2011	237,510		0		0	0	0	—	13,500	251,010

Former Officers (10)

William D. Zollars Chairman of the Board, President and Chief Executive Officer	2011 2010 2009	534,302 927,030 928,104	(11)	0 0 0		0 0 843,767	0 0 0	0 0 0	450,000 1,067,000 566,000	81,374 157,668 135,000	1,065,675 2,151,698 2,472,871

Sheila K. Taylor Executive Vice President and Chief Financial Officer	2011 2010 2009	115,024 398,825 193,193	(11)	0 339,999 0	(8)	0 0 0	0 0 2,637	0 0 0	0 7,000 5,000	367,811 22,500 9,523	482,835 768,324 210,353

William L. Trubeck Interim Executive Vice President and Chief Financial Officer	2011	350,000	(12)	150,000	(13)	0	0	0	—	229,075	729,075

John A. Lamar Chief Restructuring Officer	2011	818,667	(12)	500,000	(13)	0	0	0	—	222,925	1,541,592

Michael J. Smid Chief Operations Officer and President of YRC Inc.	2011 2010 2009	345,289 534,825 530,477	(11) (8)	0 0 0		0 0 283,963	0 0 0	0 0 0	0 230,000 178,000	238,125 22,500 28,450	583,414 787,325 1,020,890

(1)	See Compensation Discussion and Analysis—Determining Executive Compensation for a discussion of how base salaries were determined during 2011.
(2)	For 2011, amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the time-vested restricted Common Stock granted to Messrs. Welch and Pierson on December 2, 2011 under their respective employment agreements. See Executive Agreements—Welch Employment Agreement and —Pierson Employment Agreement below. No assumptions were necessary to determine the grant date fair value. Amounts included for Mr. Welch do not reflect 72,436 shares of restricted Common Stock granted to him on February 20, 2012, representing the maximum performance-based equity award for which he was eligible pursuant to his employment agreement for the 2011 performance period. See Executive Agreements—Welch Employment Agreement below. The grant date fair value computed in accordance with FASB ASC Topic 718 of the February 20, 2012 grant was $893,136. No assumptions were necessary to determine the grant date fair value.

For 2009, amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted Common Stock granted to Messrs. Zollars and Smid under our 2009 Long-Term Incentive Plan (“2009 LTIP”). Under the 2009 LTIP, (i) 20% of our named executive officers’ 2009 opportunity was based upon the achievement of a 2009 EBITDA target (payable one-half in cash and one-half in restricted Common Stock) and (ii) 80% of the 2009 opportunity was based on the price appreciation of our Common Stock (all of which was payable in restricted Common Stock). Based on the Monte Carlo simulation model, the grant date fair value of the restricted Common Stock that could vest based on our three-year share price appreciation was $3.65/share. None of the restricted Common Stock vested based on our 2009 EBITDA and all of it was forfeited. We expect the remaining shares of restricted Common Stock to be forfeited based on the failure to achieve share price appreciation for the three-year period ending March 30, 2012.

(3)	Only Messrs. Welch, Rogers, Zollars, and Smid, and Ms. Taylor are eligible to participate in our pension plans. The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefit under our qualified and non-qualified defined benefit pension plans. The increase in benefits in 2011 was due to a decrease in the interest rate used to calculate the present value of the benefit. The monthly benefit payable at retirement did not increase. Mr. Welch’s accumulated benefit under our pension plans is due to his years of prior service with the Company. Mr. Smid’s and Ms. Taylor’s actual change in actuarial present value of accumulated benefits under our qualified and non-qualified defined benefit pension plans was ($287,000) and ($11,000), respectively. Benefit accruals under our pension plans were frozen on and after July 1, 2008.
(4)	All other compensation for 2011 includes the following:

Name	Perquisite Payments ($) (a)		Legal Expense Reimbursement ($) (b)	Relocation Reimbursement ($) (c)	Director Fees Earned or Paid in Cash ($) (d)	Amounts Paid or Accrued in Connection With Termination of Employment ($) (e)	Total ($)
James L. Welch	9,236	(f)	—	71,769	—	—	81,005
Jamie G. Pierson	8,526	(g)	—	—	—	—	8,526
Jeffrey A. Rogers	20,385		—	102,931	—	—	123,316
Michael J. Naatz	17,654		—	—	—	—	17,654
Paul F. Liljegren	13,500		—	—	—	—	13,500
William D. Zollars	78,750		2,624	—	—	0	81,374
Sheila K. Taylor	5,625		35,936	—	—	326,250	367,811
William L. Trubeck	—		—	—	229,075	—	229,075
John A. Lamar	—		—	—	222,925	—	222,925
Michael J. Smid	13,125		—	—	—	225,000	238,125

(a)	Except as otherwise indicated, represents payments pursuant to our executive perquisite program, which is more fully described in Compensation Discussion and Analysis—Summary of Compensation Components Applicable Both Prior to and After Our Financial Restructuring—Perquisites.
(b)	The Company reimbursed Mr. Zollars’ legal expenses incurred in 2011 pursuant to the Letter Agreement and Ms. Taylor’s legal expenses incurred in connection with her Separation Agreement. See Executive Agreements—Zollars Employment Agreement and —Taylor and Naatz Agreements below.
(c)	The Company reimbursed Mr. Welch’s relocation and temporary living expenses pursuant to his employment agreement as described in Executive Agreements—Welch Employment Agreement below. The Company reimbursed Mr. Rogers’ relocation and temporary living expenses pursuant to his offer letter. For Mr. Rogers, $80,000 represents a lump sum payment for relocation and temporary living expenses and $22,254 represents a gross-up payment relating to the relocation and temporary living expenses.
(d)	The Company paid director fees to Messrs. Lamar and Trubeck pursuant to the Old Director Plan dated July 14, 2005, as described above under the heading Director Compensation—Old Director Plan.
(e)	Represents payments to Ms. Taylor and Mr. Smid pursuant to separation agreements upon termination of employment. See Executive Agreements—Taylor and Naatz Agreements and —Smid Agreements below.
(f)	The Company paid Mr. Welch an automobile allowance of $1,000 per month pursuant to his employment agreement (for a total of $5,000 in 2011). In addition, the Company paid the premiums for Mr. Welch’s coverage under the Company’s health and welfare plans and for a $500,000 term life insurance policy, pursuant to his employment agreement. Mr. Welch does not participate in the Company’s executive perquisite program. See Compensation Discussion and Analysis—Summary of Compensation Components Applicable Both Prior to and After Our Financial Restructuring—Benefit Plans and —Perquisites.
(g)

The Company paid Mr. Pierson an automobile allowance of $1,000 per month (for a total of $2,000 in 2011), pursuant to his employment agreement. The Company also reimburses Mr. Pierson for temporary living expenses while he is in Overland Park, Kansas and reasonable costs incurred in Mr. Pierson’s weekly travel from Mr. Pierson’s home in Dallas, Texas to Overland Park, Kansas, in an amount up to $6,000 per month. The total amounts paid for Mr. Pierson’s temporary living expenses and travel costs for 2011 was $5,020, and $1,506 represents a gross-up payment relating to the temporary living expenses and travel costs. Mr. Pierson did not participate in the Company’s executive perquisite program. See Compensation Discussion and Analysis—Summary of Compensation Components Applicable Both Prior to and After Our Financial Restructuring—Perquisites.

(5)	Mr. Welch was appointed Chief Executive Officer of the Company effective July 22, 2011 pursuant to an employment agreement that provides for certain benefits and compensation reflected in this table. See Executive Agreements—Welch Employment Agreement.
(6)	As more fully described under the heading Certain Relationships and Related Transactions, beginning on August 9, 2011, Mr. Pierson served as our Interim Chief Financial Officer pursuant to a letter agreement between the Company and A&M, though he remained an employee of A&M. While employed by A&M, Mr. Pierson was independently compensated pursuant to arrangements with A&M, over which the Company had no control, and Mr. Pierson was not compensated by the Company and did not participate in any of the Company’s employee benefits. Effective November 3, 2011, the Company and Mr. Pierson entered into an employment agreement pursuant to which he became our Executive Vice President and Chief Financial Officer. See Executive Agreements—Pierson Employment Agreement below.
(7)	Mr. Pierson received a signing bonus as described under the heading Executive Agreements—Pierson Employment Agreement below.
(8)	Represents amounts paid pursuant to non-competition agreements. See Executive Agreements—Taylor and Naatz Agreements for discussion of these agreements.
(9)	Mr. Liljegren submitted his resignation from the Company, effective as of March 23, 2012.
(10)	Ms. Taylor resigned effective as of March 31, 2011. Mr. Zollars retired from the Company and Messrs. Trubeck and Lamar resigned from the Company on July 22, 2011, immediately following the closing of our financial restructuring. Mr. Smid’s employment terminated effective July 29, 2011.
(11)	In 2011, the Company paid Mr. Zollars $9,301, Ms. Taylor $6,274 and Mr. Smid $30,289, and in 2009, the Company paid Mr. Smid $5,885, representing amounts earned and accrued, but unpaid, for vacation days that they did not take.
(12)	Messrs. Trubeck and Lamar were retained as independent contractors and the amounts included represent monthly retainers described below under the headings Executive Agreements—Relationship with Trubeck and—Lamar Agreement.
(13)	Amounts included represent success fees paid in connection with the closing of our financial restructuring as described under the headings Executive Agreements—Relationship with Trubeck and—Lamar Agreement.

Executive Agreements

Welch Employment Agreement

On July 22, 2011, the Company entered into an employment agreement with Mr. Welch (the “Welch Agreement”), which contains the following key terms and conditions:

•	a four-year employment term, commencing on July 22, 2011 and ending on July 22, 2015;

•	an initial annualized base salary of $700,000 per year, which may be increased, but not decreased, by the New Board in its discretion;

•

an initial grant of 122,406 shares of restricted Common Stock on December 2, 2011, which equaled 0.6% of our outstanding Common Stock on a fully diluted basis on the grant date, 25% of which will vest on January 1, 2013 and an additional 25% of which will vest on each of the second and third anniversaries of the date of the Welch Agreement and the day immediately prior to the fourth anniversary of the date of the Welch Agreement, provided that Mr. Welch continues to be employed by the Company on such dates;

•

annual performance-based equity awards of up to 0.35% of our outstanding Common Stock on a fully diluted basis on the grant date upon the completion of each of the first four fiscal years which occur during the term of the Welch Agreement, provided that certain performance goals to be determined by the New Board are satisfied. On February 20, 2012 Mr. Welch received a grant of 72,436 shares of restricted Common Stock, representing the maximum award for which he was eligible under the Welch Agreement. These annual performance-based equity awards will generally vest 50% upon grant with the remaining 50% vesting on the first anniversary of the grant, provided that Mr. Welch continues to be employed by the Company on such date. The award granted on February 20, 2012 with respect to fiscal year 2011 will vest 100% on the first anniversary of the date of grant. The performance goals for the 2011 and 2012 annual performance awards are discussed above in Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring—Equity Compensation;

•

a cash bonus payable in 2013, in an amount not to exceed $250,000 if certain performance criteria to be determined by the New Board are satisfied. The performance goals for the cash bonus opportunity are discussed above in Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring—Cash Incentive Compensation;

•

participation in the Company’s benefit and insurance programs available to senior executives, payment of medical and dental plan premiums, a term life insurance policy, four weeks of vacation per year, and reimbursement of reasonable business expenses; and

•	an automobile allowance of up to $1,000 per month and relocation assistance per the Company’s relocation program.

The Welch Agreement provides that taxable compensation provided to Mr. Welch may not exceed $1.0 million in any year commencing prior to January 1, 2013 so as to avoid any accelerated pension contributions or additional pension expense payable by the Company with respect to its single employer pension plans.

See Potential Payments Upon Termination or Change of Control—Welch and Pierson Employment Agreements for amounts payable to Mr. Welch following termination of employment.

Pierson Employment Agreement

On November 3, 2011, the Company entered into an employment agreement with Mr. Pierson (the “Pierson Agreement”), which contains the following key terms and conditions:

•	an employment term commencing on November 3, 2011 and ending on December 31, 2015;

•	an initial annualized base salary of $600,000 per year, which may be increased, but not decreased, by the New Board in its discretion;

•

an initial grant of 61,203 shares of restricted Common Stock on December 2, 2011, which equaled 0.3% of our outstanding Common Stock on a fully diluted basis on the grant date, 25% of which will vest on January 1, 2013 and an additional 25% of which will vest on each of the second, third and fourth anniversaries of the date of the Pierson Agreement, provided that Mr. Pierson continues to be employed by the Company on such dates;

•

annual performance-based equity awards of up to 0.175% of our outstanding Common Stock on a fully diluted basis on the grant date upon the completion of each of the first four full fiscal years which occur during the term of the Pierson Agreement, provided that certain performance goals to be determined by the New Compensation Committee are satisfied. These annual performance-based equity awards will generally vest 50% upon grant with the remaining 50% vesting on the first anniversary of the grant, provided that Mr. Pierson has not been terminated for Cause (as defined in the Pierson Agreement) or resigned without Good Reason (as defined in the Pierson Agreement) prior to such dates. The performance goals for the 2012 annual performance awards and discussed above in Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring—Equity Compensation;

•

a cash bonus payable in 2013, in an amount not to exceed $250,000, if certain performance criteria to be determined by the New Compensation Committee are satisfied during fiscal year 2012. The performance goals for the cash bonus opportunity are discussed above in Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring—Cash Incentive Compensation;

•

a signing bonus of $640,000, and an additional $560,000 retention bonus placed into escrow. Pursuant to the terms of the escrow arrangement, $268,000 of the retention bonus will be released on December 31, 2012, $209,000 of the retention bonus will be released on December 31, 2013, and the remaining amount of the retention bonus will be released on December 31, 2014, provided that Mr. Pierson has not been terminated for Cause (as defined in the Pierson Agreement) and has not terminated his employment without Good Reason (as defined in the Pierson Agreement). The escrowed amounts shall also be released upon the bankruptcy of the Company, Mr. Pierson’s death or disability, the Company’s termination of Mr. Pierson’s employment without Cause (as defined in the Pierson Agreement) or upon Mr. Pierson’s termination of employment with Good Reason (as defined in the Pierson Agreement);

•	participation in the Company’s benefit and insurance programs available to senior executives, four weeks of vacation per year, and reimbursement of reasonable business expenses; and

•

an automobile allowance of up to $1,000 per month, relocation assistance per the Company’s relocation program and temporary housing and travel expenses of up to $6,000 per month, plus a gross up for tax purposes.

The Pierson Agreement provides that taxable compensation provided to Mr. Pierson may not exceed $1.0 million in any year commencing prior to January 1, 2013 so as to avoid any accelerated pension contributions or additional pension expense payable by the Company with respect to its single employer pension plans.

See Potential Payments Upon Termination of Change of Control—Welch and Pierson Employment Agreements for amounts payable to Mr. Pierson following a termination of employment.

Zollars Employment Agreement

The Company entered into an employment agreement with Mr. Zollars on January 25, 2006 (the “Zollars Agreement”), which was subsequently amended, that contained the following key terms and conditions that were applicable in 2011:

•

a five year term commencing January 1, 2006, and ending on December 31, 2010. Pursuant to the Letter Agreement described below, the Company and Mr. Zollars agreed that the Zollars Agreement would remain in effect until Mr. Zollars’ retirement upon successful completion of our financial restructuring;

•

a base salary that was reviewed annually. Mr. Zollars 2011 base salary was frozen at the 2010 level. See Compensation Discussion and Analysis—Determining Executive Compensation—Prior to the Completion of Our Financial Restructuring; and

•

retention of a fully vested, supplemental retirement benefit, payable upon termination as a lump sum rather than in installments during retirement, with the lump sum payment equal to the difference between the net present values of the benefits that Mr. Zollars would have received under the Yellow Pension Plan if the benefit would have commenced as of his normal retirement date (as defined under the Yellow Pension Plan) and would have been paid in a single life annuity over his life, using his actual years of service (which effective July 1, 2008 was frozen at 11 years) plus 16 years and the benefit Mr. Zollars would have received if the Code did not limit his compensation.

Under the Zollars Agreement, Mr. Zollars agreed not to divulge any Confidential Information (as defined in the Zollars Agreement), not to engage in Competition (as defined in the Zollars Agreement) for 24 months following termination, not to solicit any customer or certain potential customers of the Company, and not to solicit employment of certain employees of the Company or otherwise knowingly interfere in any material respect with the business accounts of the Company for 24 months following termination.

On September 28, 2010, the Company and Mr. Zollars entered into a letter agreement (the “Letter Agreement”) which amended the Zollars Agreement and memorialized Mr. Zollars’ intent to retire from the Company upon the successful completion of the Company’s financial restructuring and the naming of Mr. Zollars’ successor. Under the Letter Agreement, Mr. Zollars waived his right to receive all severance benefits upon his retirement, other than payments of vested supplemental retirement benefits. The Company and Mr. Zollars agreed that his supplemental retirement benefit would be calculated based on a discount rate equal to the Moody’s Corporate Bond Rate in effect on the date of his retirement from the Company, and all outstanding equity grants would be governed in accordance with the applicable grant agreements, the 2004 Plan and the Zollars Agreement. The Company agreed to pay Mr. Zollars’ attorney fees incurred in connection with the negotiation and documentation of the Letter Agreement.

Upon the closing of our financial restructuring, Mr. Zollars retired from the Company. Pursuant to the Letter Agreement, on January 29, 2012, the Company paid Mr. Zollars the present value of his supplemental retirement benefit, actuarially reduced based on a discount rate equal to the Moody’s Corporate Bond Rate in effect on the date of his retirement from the Company, in a lump sum. Following his retirement, all outstanding equity grants to Mr. Zollars are governed in accordance with the applicable grant agreements, the 2004 Plan and the Zollars Agreement. In addition, Mr. Zollars is bound by the restrictive covenants described above.

Taylor and Naatz Agreements

The Company entered into a non-competition agreement with each of Sheila K. Taylor and Michael J. Naatz in 2009 (the “Non-Competition Agreements”). Pursuant to the Non-Competition Agreements, Ms. Taylor and Mr. Naatz agreed to a nine-month non-competition and non-solicitation period following any termination of employment and agreed to certain confidentiality and non-disparagement provisions. In exchange for these agreements and to incent each to remain employed with the Company, the Company paid each an amount equal to one times their base salary (as of the date of the Agreement and prior to any reductions) in equal installments on January 2, 2010, April 1, 2010 and July 1, 2010 with certain requirements to repay these amounts if the officer had resigned or had been terminated for cause prior to September 30, 2010.

In connection with Ms. Taylor’s resignation from the Company in March 2011, we entered into a Separation Agreement and Release with her (the “Separation Agreement”) pursuant to which we agreed to continue her 2011 base salary and certain health and welfare benefits, and we agreed that her outstanding options would continue to vest in accordance with their terms, for a 12-month period ending March 31, 2012, so long as she complied with covenants of her Non-Competition Agreement until that date. In March 2011, we also entered into an amendment of Ms. Taylor’s Non-Competition Agreement to clarify the specific less-than-truckload, truckload and logistics companies that were subject to the restrictive covenants under her Non-Competition Agreement. The Separation Agreement contains customary language in which Ms. Taylor, to the fullest extent allowed by law, releases us and our subsidiaries and affiliates from all claims she may have in any way related to or arising from her employment with the Company or the cessation of her employment.

Relationship with Trubeck

On March 7, 2011, the Company announced the appointment of William L. Trubeck as our Interim Executive Vice President and Chief Financial Officer effective as of March 31, 2011. From March 7, 2011 through March 31, 2011, Mr. Trubeck provided the Company with certain consulting services in his role as a director to provide for an orderly transition of the chief financial officer role at the Company. In exchange for these services and in addition to fees received as a director, Mr. Trubeck received $50,000 per month, plus reimbursement of travel and other business expenses and was eligible for a success fee if we successfully completed our financial restructuring. Mr. Trubeck resigned as Interim Executive Vice President and Chief Financial Officer immediately following the closing of our financial restructuring on July 22, 2011. In connection with his resignation, we paid Mr. Trubeck a $150,000 success fee in connection with the closing of our financial restructuring.

Lamar Agreement

On November 8, 2010, the Company entered into a one-year letter agreement with John A. Lamar pursuant to which he acted as our Chief Restructuring Officer. As Chief Restructuring Officer, Mr. Lamar reported directly to the Old Board and was responsible for, among other things, overseeing strategy, operations and restructuring efforts in our effort to achieve short- and long-term viability and business recovery. In exchange for these services and in addition to fees received as a director, Mr. Lamar received $80,000 per month, plus reimbursement of travel and other business expenses, and was eligible for a $500,000 success fee if we successfully completed our financial restructuring. Mr. Lamar resigned as Chief Restructuring Officer immediately following the closing of our financial restructuring on July 22, 2011. In connection with his resignation, we paid Mr. Lamar $838,667, comprised of a $500,000 success fee and $338,667 in monthly fees that we were contractually obligated to pay Mr. Lamar for the remainder of the term of his one-year letter agreement with the Company.

Smid Agreements

The Company entered into a non-competition agreement with Michael J. Smid in June 2009 (the “Smid Agreement”). Pursuant to the Smid Agreement, Mr. Smid agreed to a six-month non-competition and non-solicitation period following any termination of his employment and agreed to certain confidentiality and non-disparagement provisions. In exchange for these agreements and to incent Mr. Smid to remain employed with the Company, the Company agreed, among other things, that if Mr. Smid was terminated without Cause (as defined in the Smid Agreement) on or after April 7, 2011 but prior to April 7, 2013, he would be entitled to 80% of his accrued benefit under the Company’s Supplemental Executive Pension Plan (the “SEPP”), instead of 60%. Further, if Mr. Smid died or became disabled while employed prior to April 7, 2013, he would be entitled to

100% of his accrued and benefit under the SEPP. If Mr. Smid remained employed through April 7, 2013, the Smid Agreement would not modify the SEPP benefits which he would be entitled to receive. The Smid Agreement provided that Mr. Smid would not receive the benefits under the Smid Agreement if he was terminated for Cause (as defined in the Smid Agreement) or if he breached the Smid Agreement.

Mr. Smid’s employment with the Company terminated effective July 29, 2011. In connection with Mr. Smid’s departure, the Company entered into a Separation Agreement and Complete Release with Mr. Smid pursuant to which Mr. Smid received benefits described in the Company’s Executive Severance Policy described below under the heading Potential Payments Upon Termination or Change in Control—Executive Severance Policy, and the Smid Agreement. Consistent with the Executive Severance Policy, the separation agreement provides Mr. Smid with his then-current base salary and continuation of certain health and welfare benefits for a 24-month period following his cessation of employment, subject to certain limitations including compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement covenants set forth in the separation agreement. In addition, in accordance with the Smid Agreement on January 29, 2012, we paid Mr. Smid a lump sum amount equal to 80% of his accrued benefit under the SEPP. All of Mr. Smid’s outstanding stock options were terminated and cancelled as of the date of his employment termination. All other outstanding equity grants will continue to vest for the 24-month period following his cessation of employment that he is receiving severance benefits pursuant to the applicable grant agreements and the 2004 Plan.

Grants of Plan-Based Awards

The table below sets forth the grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2011. No information is provided in the table for Messrs. Rogers, Naatz, Liljegren, Zollars, Trubeck, Lamar or Smid, or Ms. Taylor because no grants of plan-based awards were made to them during the fiscal year ended December 31, 2011.

	Award or Grant Date	Date of Compensation Committee/ Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Equity Award ($)(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James L. Welch
Time-Vested Equity Award	12/2/11	11/28/11	—	—	—	—	—	—	122,406	1,564,349
Performance-Based Equity Opportunity (3)			—	—	—	—	—	71,003	—	—

Jamie G. Pierson

Time-Vested Equity Award	12/2/11	11/28/11	—	—	—	—	—	—	61,203	782,174

(1)	Represents restricted Common Stock granted under the 2011 Plan pursuant to Messrs. Welch’s and Pierson’s employment agreements. See Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring—Equity Compensation and Executive Agreements—Welch Employment Agreement and—Pierson Employment Agreement above.
(2)	Amounts represent the aggregate grant date fair value of the restricted Common Stock award computed in accordance with FASB ASC Topic 718. See footnote 2 to the Summary Compensation Table.
(3)	Amounts represent the 2011 performance-based equity opportunity provided to Mr. Welch under the Welch Agreement, calculated as 0.35% of the outstanding Common Stock of the Company on a fully-diluted basis as of December 31, 2011. See Compensation Discussion and Analysis—Summary of Compensation Components After the Completion of Our Financial Restructuring and Executive Agreements—Welch Employment Agreement. On February 20, 2012, the New Board granted Mr. Welch 72,436 shares of restricted Common Stock, representing 0.35% of the outstanding Common Stock of the Company, on a fully-diluted basis on the grant date, which was the maximum award for which he was eligible pursuant the Welch Agreement for the 2011 performance period. See Executive Agreements—Welch Employment Agreement below. The grant date fair value computed in accordance with FASB ASC Topic 718 of the February 20, 2012 grant was $893,136. No assumptions were necessary to determine the grant date fair value.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding stock options and stock awards for each named executive officer that had outstanding awards as of December 31, 2011. On December 1, 2011, we effected a 1-for-300 reverse stock split of our Common Stock. All share amounts and exercise prices have been adjusted to reflect the reverse stock split. No information is provided in the table for Messrs. Rogers, Liljegren or Lamar, or Ms. Taylor because they did not have any stock option or stock awards outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	No. of securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares or other rights that have not yet vested (#) (2)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($) (1)
James L. Welch (3)
12/2/2011 (4)					122,406	1,220,388
Jamie G. Pierson
12/2/2011 (4)					61,203	610,194
Michael J. Naatz
3/30/2009							3	30

							3	30
William D. Zollars
3/30/2009							31	309
5/15/2008 (5)	5		141,150	5/15/2018
7/20/2006 (6)					1	10
2/24/2006 (6)					2	20

					3	30	31	309
Michael J. Smid
3/30/2009							10	100

							10	100
William Trubeck
5/14/2009 (7)					1	10

					1	10

(1)	The calculation of the market value of unvested stock awards is based on the per share closing price of the Company’s Common Stock of $9.97 on December 30, 2011 (the last business day of 2011).
(2)	Except as otherwise indicated, all amounts related to grants made in 2009 represent unvested restricted Common Stock awarded under our 2009 LTIP and assume that the threshold performance goal is met. If the relevant performance goals are met, these restricted shares vest on the third anniversary of the grant date. The EBITDA performance goal was not met for 2009. Therefore, all shares that could vest based on this goal were forfeited in 2010. The remaining shares are expected to be forfeited on the third anniversary of the grant date because the performance goal is not expected to be met.
(3)	Amounts included for Mr. Welch do not reflect 72,436 shares of restricted Common Stock granted to Mr. Welch on February 20, 2012, representing the maximum award for which he was eligible pursuant to the Welch Agreement for the 2011 performance period. All of these shares will vest on the first anniversary of the date of grant. See Executive Agreements—Welch Employment Agreement above. The fair market value of the February 20, 2012 grant was $893,136 based on the per share closing price of the Company’s Common Stock of $12.33 on February 21, 2012 (the next business day after February 20, 2011).
(4)	Represent unvested restricted Common Stock granted under the 2011 Plan pursuant to Messrs. Welch and Pierson’s employment agreements. Shares awarded to Mr. Welch vest 25% on January 1, 2013, with an additional 25% vesting on each of the second and third anniversaries and the day immediately prior to the fourth anniversary of Mr. Welch’s employment agreement. Shares awarded to Mr. Pierson vest 25% on January 1, 2013, with an additional 25% vesting on each of the second, third and fourth anniversaries of the date of Mr. Pierson’s employment agreement.
(5)	Represent options granted pursuant to the Company’s 2004 Plan that vested in one-third increments on January 1, 2009, 2010 and 2011. Pursuant to the award agreement and the Letter Agreement, Mr. Zollars’ options remain exercisable until the option expiration date.
(6)	Amounts represent unvested restricted share units granted pursuant to the Company’s previous long-term incentive plans that will vest on the sixth anniversary of the grant date.
(7)	Amounts represent unvested restricted share units granted pursuant to the Old Director Plan. These RSUs vested in one-third increments on the anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information with respect to options exercised and stock awards vested for our named executive officers during the fiscal year ended December 31, 2011. On December 1, 2011, we effected a 1-for-300 reverse stock split of our Common Stock. All share amounts have been adjusted to reflect the reverse stock split. No information is provided in the table for Messrs. Rogers, Liljegren or Lamar, or Ms. Taylor because they did not exercise any stock options or have any stock awards vest during the fiscal year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James L. Welch	0	0	3	2,438
Michael J. Naatz	0	0	1	813
William D. Zollars	0	0	14	13,509
William L. Trubeck	0	0	1	376
Michael J. Smid	0	0	4	3,153

(1)	With respect to all executives other than Mr. Trubeck, amounts represent the gross number of restricted share units under our previous long-term incentive plans that vested during 2011. For Mr. Trubeck, amounts represent the gross number of restricted share units under the Old Director Plan that vested during 2011.
(2)	While the share amounts in this table have been adjusted to reflect our reverse stock split which occurred after vesting, the Value Realized on Vesting column reflects the value of the actual number of shares of restricted Common Stock based on the closing price of our Common Stock that vested on the vesting date or the next business day if the vesting date was not a business day.

Pension Benefits

The following table sets forth information regarding pension benefits for our named executive officers eligible for pension benefits with respect to the fiscal year ended December 31, 2011. No information is provided in the table for Messrs. Pierson, Naatz, Liljegren, Trubeck or Lamar because they were not eligible for pension benefits with respect to the fiscal year ended December 31, 2011.

Name	Plan Name	No. of Years Credited Service (#) (1)		Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
James L. Welch (3)	Yellow Pension	28		1,087,000	0

Jeffrey A. Rogers	Yellow Pension Supplemental Executive Pension Transfer SRP	8 9 9		114,000 0 10,000	0 0 0

William D. Zollars	Yellow Pension Contractual Supplemental Retirement	11 27	(5)	316,000 10,585,000	9,600 0	(4) (6)

Michael J. Smid	Yellow Pension Supplemental Executive Pension	22 22		476,000 1,218,000	0 0	(6)

Sheila K. Taylor	Yellow Pension Supplemental Executive Pension	5 5		30,000 0	0 0

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:

(a)	a FASB ASC Topic 715 discount rate of 5.23%,
(b)	an expected retirement age of 65 is the normal retirement age in the Yellow Pension Plan, and an expected retirement age of 57 and 61 for Mr. Welch and Mr. Rogers, respectively, was used because those are the earliest ages at which each may retire under the applicable plan without benefit reduction,
(c)	the RP-2000, projected to 2011, was used as the post-retirement mortality table and no table was used for pre-retirement mortality, and
(d)	a discount percentage of 5.23% was used to calculate the lump sum distribution, except for Mr. Zollars for whom the Moody’s corporate bond rate of 5.00% was used pursuant to the terms of the Zollars Agreement and the Letter Agreement.

(3)	Mr. Welch’s accumulated benefit under the Yellow Pension Plan is due to his years of prior service with the Company.
(4)	Mr. Zollars retired from the Company on July 22, 2011, immediately following the closing of our financial restructuring. His retirement benefits under the Yellow Pension Plan consist of $23,000 payable annually (as a 50% joint and survivor annuity), which commenced on August 1, 2011.
(5)	Under the Zollars Agreement described in the narrative below, Mr. Zollars is credited with an additional 16 years of credited service. The value of the enhanced benefit is proportional to the additional years of service.
(6)	Payments were made to Messrs. Zollars and Smid in January 2012 pursuant to the Zollars Agreement and the Letter Agreement and the SEPP (as increased by the Smid Agreement), respectively. See Company Supplemental Retirement Plans below.

Yellow Pension Plan

The Company’s and certain of its subsidiaries’ officers and former officers participate in the Yellow Pension Plan, a noncontributory, defined benefit pension plan. This plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and certain participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States, who are not otherwise covered by a pension plan under a collective bargaining agreement and who commenced employment with the Company or one of the participating subsidiaries prior to January 1, 2004. The Yellow Pension Plan benefits are calculated based solely on salaries and cash annual incentive compensation. Benefit accruals under the Yellow Pension Plan were frozen on and after July 1, 2008. Participants are vested after five years of service.

A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 – 2/3% of his or her final average annual compensation paid in the five highest consecutive years of the participant’s last ten consecutive years of participation through 2008 when benefit accruals were frozen, multiplied by his or her total years of participation, the product of which is reduced by 50% of the amount of his or her primary social security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will likely be reduced from the above formula because of limitations under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

If a participant is age 55 to 65 and has ten or more years of credited service, the participant is eligible for early retirement, subject to a reduction in his accrued benefit. For example, the accrued benefit is reduced to 40% of the full benefit at age 55, 60% at age 60 and 90% at age 64. Mr. Welch, who is age 57, is the only current named executive officer eligible for early retirement under the Yellow Pension Plan. Mr. Zollars, who is age 64, and Mr. Smid, who is age 57, were the only named executive officers eligible for early retirement under the Yellow Pension Plan upon their termination of employment with the Company in 2011.

Company Supplemental Retirement Plans

ERISA and the Code limit covered compensation under the Yellow Pension Plan to $245,000 in 2011 and impose maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. In the future, regulations issued under the Code may adjust these limitations. The Company has adopted supplemental retirement plans to provide for the payment of the benefits that plan participants would lose as a result of present or future Code provisions limiting the benefits payable or the compensation taken into account.

Supplemental Executive Pension Plan. The Company maintains a Supplemental Executive Pension Plan (the “SEPP”) for certain executives who participated in the Yellow Pension Plan, except for Mr. Zollars who had contractual supplemental retirement benefits. Mr. Welch does not participate in the SEPP. He participated in the SEPP prior to leaving the Company in 2007, and was paid out accrued benefits at that time. The SEPP is intended to be a benefit restoration plan that provides nonqualified deferred benefits to executives whose qualified benefits the Code has limited. The Compensation Committee designates members of management as eligible participants in the SEPP.

Benefits under the SEPP are paid in a lump sum payment or in the form of an annuity following the earliest to occur of the following:

•	the executive’s death; or

•	the later of:

(A)	the executive attaining the executive’s Earliest Retirement Date (as defined in the Yellow Pension Plan); and

(B)	the earlier of:

(1)	the executive’s termination of employment; and

(2)	a specified payment date elected by the executive.

Notwithstanding the above, if the present value of the executive’s SEPP benefit amount is less than or equal to $10,000, the benefit is payable only as a single lump sum. In addition, if a Change of Control (as defined in the SEPP) occurs, the present value of the executive’s SEPP benefit amount will be actuarially reduced and paid in a lump sum within 30 days following the Change of Control. Benefits are payable under the SEPP if an executive’s benefit under the Yellow Pension Plan has been limited under Sections 401(a)(17) (with respect to annual compensation) and 415 (with respect to benefits) of the Code. To determine the amount of a SEPP benefit, if any, the benefit under the Yellow Pension Plan is calculated without regard to the Code Sections 401(a)(17) or 415 limits, less the amount of the benefit actually payable under the Yellow Pension Plan. The compensation used to determine the benefit is the compensation used in determining the benefit under the Yellow Pension Plan and is essentially the compensation reported for federal income tax purposes (i.e., includes salary and annual incentive compensation and excludes fringe benefits). Effective July 1, 2008, benefit accruals under the SEPP were frozen. Payments based on a termination of employment under any of the foregoing plans are paid six months following the termination of employment.

Transferred Executives’ Supplemental Retirement Plan (“Transfer SRP”). Certain Company executives have transferred from Company subsidiaries that provide retirement benefits through a combination of qualified defined benefit and defined contribution plans to subsidiaries that provide retirement benefits solely through qualified defined contribution plans. For these transferred executives, the Company has implemented the Transfer SRP, which is intended to restore the benefits that the transferred executives will not receive under the qualified defined benefit plans as a result of the transfers. Vesting for benefits under the Transfer SRP are determined by the vesting provisions of the underlying defined benefit plan in which the transferred executive previously participated. Benefits under the Transfer SRP are paid in a lump sum payment to the executives following their death, retirement, termination of employment, or in accordance with the executive’s specified date election. Mr. Rogers became eligible under the Transfer SRP when he transferred to a subsidiary of the Company in 2007, and accrued benefits in 2008 when he transferred to another subsidiary. Benefit accruals under the Transfer SRP were frozen on and after July 1, 2008.

Michael Smid Supplemental Retirement Agreement. The Company entered into the Smid Agreement pursuant to which Mr. Smid agreed to certain non-competition, non-solicitation, confidentiality and non-disparagement provisions in exchange for certain increases in his accrued benefit under the SEPP. See —Executive Agreements—Smid Agreements. Under the SEPP, as modified by the Smid Agreement, on January 29, 2012, the Company paid Mr. Smid a lump sum payment equal to 80% of his accrued benefit. See — Executive Agreements—Smid Agreements.

William Zollars Supplemental Retirement Arrangement. The Zollars Agreement provided a non-qualified, supplemental retirement benefit. This benefit supplements Mr. Zollars’ qualified pension plan benefit above the statutory limitation on Company contributions to the Yellow Pension Plan. Mr. Zollars’ supplemental retirement benefit was determined by calculating the net present value of his benefit under the Yellow Pension Plan, assuming no Code limitations, normal retirement age, a single life annuity payment over the life of Mr. Zollars, his actual years of credited service plus 16 additional years credited service, and his compensation as defined in the Yellow Pension Plan (i.e., including salary and bonus and excluding fringe benefits), less the net present value of the actual benefit payable to Mr. Zollars under the Yellow Pension Plan. Effective July 1, 2008, the supplemental retirement benefit accruals to which Mr. Zollars was entitled were frozen. Under the terms of the Zollars Agreement (as amended by the Letter Agreement), the Company was obligated to pay the present value of his non-qualified contractual benefit, actuarially reduced, in a lump sum to Mr. Zollars upon his retirement pursuant to the Letter Agreement. On January 31, 2012, the Company paid Mr. Zollars the present value of his non-qualified contractual benefit, actuarially reduced.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with the other information in this Proxy Statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our named executive officers (other than Messrs. Zollars, Trubeck, Lamar and Smid and Ms. Taylor) would be entitled upon termination of employment or a change of control. No information is provided in the narrative or table for Messrs. Zollars, Trubeck, Lamar and Smid, and Ms. Taylor because their employment terminated prior to December 31, 2011. See Executive Agreements—Zollars Employment Agreement, —Taylor and Naatz Agreements, —Relationship with Trubeck, —Lamar Agreement, and —Smid Agreements for a description of the compensation and benefits payable to Messrs. Zollars, Trubeck, Lamar and Smid and Ms. Taylor in connection with their respective terminations of employment. None of Messrs. Zollars, Trubeck, Lamar and Smid or Ms. Taylor is entitled to any payments or benefits not disclosed above. Mr. Liljegren submitted his resignation from the Company, effective as of March 23, 2012. Mr. Liljegren will not be entitled to any payment under the executive severance policy or his executive severance agreement (as described below) upon his departure from the Company.

The amounts discussed in the narratives and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts pursuant to the terms of our pension plans, which are described under Pension Benefits above.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2011. The New Compensation Committee intends to review the executive severance agreements and the executive severance policy and make appropriate modifications to better align the severance benefits of other executives with the benefits that Messrs. Welch and Pierson are entitled to under their employment agreements.

Welch and Pierson Employment Agreements

The Welch Agreement and the Pierson Agreement specify the payments that Messrs. Welch and Pierson, respectively, are to receive following any termination of employment, and provide that such payments are in lieu of any other severance or termination benefits that Messrs. Welch and Pierson may otherwise be eligible to receive under any severance policy, plan or program maintained by the Company or as otherwise required by law.

If the Company terminates either executive without “cause” or if either executive terminates his employment for “good reason,” the Company will be required to pay to each a severance amount equal to 150% of his annual base salary in effect at the time, payable over 18 months, and provision of COBRA continuation benefits at the Company’s expense for that 18-month period, with an earlier termination if the executive becomes eligible for health plan coverage following new employment. In order to be eligible to receive such payments, Messrs. Welch and Pierson must execute a general release of claims against the Company. For purposes of the Welch Agreement and Pierson Agreement, “cause” means:

•	commission of, or guilty plea or plea of no contest to, a felony or a misdemeanor that involves moral turpitude;

•	conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to his duties with the Company;

•	negligence, bad faith or misconduct which causes material reputational or material economic harm to the Company;

•	continued refusal to substantially perform his essential duties under his employment agreement, which refusal is not remedied after written notice; or

•	breach of his obligations under his employment agreement or the policies maintained by the Company, which is not cured after written notice.

For purposes of the Welch Agreement and Pierson Agreement, “good reason” to terminate employment exists if, within thirty days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting cure to the Board of Directors of such events, and the Board of Directors fails to cure, if curable, such events within thirty days following receipt of such notice:

•	a material reduction in base salary;

•

any material diminution in duties or responsibilities or the assignment to him of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the chief executive officer or chief financial officer, as applicable, of an enterprise of the size and structure of the Company; or

•	any material breach by the Company of its obligations under his employment agreement.

If the Company terminates either executive’s employment for cause, if either executive terminates his employment without good reason, or upon either executive’s death or disability or upon the expiration of the term of employment under the respective employment agreement, each is entitled to the following compensation:

•	within ten business days following such termination, any unpaid base salary earned through the date of termination;

•	within thirty days following such termination, reimbursement for reasonable expenses incurred but not paid prior to such termination of employment; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any applicable plan, program, agreement or other arrangement of the Company in which he participates.

Under the respective employment agreement, Messrs. Welch and Pierson agreed not to divulge any “confidential information” (as defined in the respective employment agreement), not to engage in any “competitive business” (as defined in the respective employment agreement) for 18 months following termination, not to solicit employment of certain employees of the Company for 24 months following termination, and not to solicit any customer or cause any customer to terminate any business relationship with the Company for 18 months following termination. The Company may cease making severance payments to each executive if he breaches any of the restrictive covenants.

The Pierson Agreement provides for a $560,000 retention bonus that has been placed into escrow. Pursuant to the terms of the escrow agreement, $268,000 of the retention bonus will be released on December 31, 2012, $209,000 of the retention bonus will be released on December 31, 2013, and the remaining amount of the retention bonus will be released on December 31, 2014, provided that Mr. Pierson has not been terminated for Cause (as defined in the Pierson Agreement) and has not terminated his employment without Good Reason (as defined in the Pierson Agreement). The escrow agreement provides that the escrowed amounts shall also be released under the following circumstances:

•	the bankruptcy of the Company;

•	Mr. Pierson’s death or disability;

•	the Company’s termination of Mr. Pierson without “cause” (as defined in the Pierson Agreement); or

•	Mr. Pierson’s termination of employment with “good reason” (as defined in the Pierson Agreement).

If the employment term is terminated for any reason that does not entitle Mr. Pierson to payments under the escrow agreement, any unpaid retention bonus is forfeited and returned to the Company.

Executive Severance Agreements

The Company entered into executive severance agreements with Messrs. Naatz and Liljegren in 2008.

Under the executive severance agreements, payments may be due to an executive if, after or in connection with a “Change of Control” transaction:

•

the executive’s employment is terminated for any reason other than death, permanent disability, retirement at or after the executive’s normal retirement age or “cause,” either within the two-year period after the Change of Control or within the period between the initiation and culmination of the Change of Control transaction; or

•

the executive resigns within two years after a Change of Control due to an adverse change in title, authority or duties, a transfer to a new location, a substantial increase in travel time, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the Change of Control.

If one of the foregoing events occurs, the executive severance agreements provide that the executive shall be entitled to:

•

the executive’s normal compensation and benefits through the date of termination and the executive’s annual incentive earned for the year of termination based on the actual achievement of predetermined criteria and paid at the same time annual incentives are paid to similarly situated employees;

•

a lump sum cash amount equal to two times the executive’s current base salary and target annual incentive for the year of termination (or, if no target annual incentive has been established, a specified percentage of base salary, which percentage at December 31, 2011 was as follows: 45%—Mr. Naatz and 40%—Mr. Liljegren), or such other percentage as the Compensation Committee determines in its sole discretion); and

•

benefits substantially similar to the benefits the executive would have received had he or she remained employed (including health and welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans) for a period of two years.

Severance benefits are also subject to a gross-up provision if it is determined that the benefits the executive severance agreements provide are subject to the excise tax that Section 4999 of the Code imposes. Further, in the event of a Change of Control, all options to acquire Company shares, all shares of restricted Common Stock, all performance or restricted share units and any other equity or phantom grants and awards would become immediately vested, exercisable and non-forfeitable and all conditions of any grant or award would be deemed to be satisfied. The executive severance agreements also require Messrs. Naatz and Liljegren to keep information relating to the business of the Company that comes into his possession during employment confidential, not to use such information for his benefit and not to aid any other person in the use of such information in competition with the Company.

A termination is for “cause” if it is:

•	the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal;

•	conduct that is materially and demonstrably injurious to the Company; or

•	the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

“Change of Control” for the purpose of these executive severance agreements shall be deemed to have taken place if:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires shares of the Company after the date of the agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of the agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

•

as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

“Business Combination” means any transaction that is referred to as a “business combination” in the certificate of incorporation of the Company, as amended, as in effect at the time the executive severance agreement was executed.

“Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in the certificate of incorporation of the Company, as amended, as in effect at the time the executive severance agreement was executed.

In calculating the payments to be made and the benefits to be provided to Messrs. Naatz and Liljegren under the executive severance agreement in the table below, we made the following assumptions:

•	the change of control transaction qualifies as a change of control under Section 280G of the Code;

•	under Section 280G of the Code, only Mr. Naatz has been determined to be a “disqualified individual,” and as such is entitled to the gross-up and excise tax payments; and

•	a stock price of $9.97, the per share closing price of the Company’s Common Stock on December 30, 2011 (the last business day of 2011).

The executive severance agreements may be terminated by the Board of Directors, provided, however that the agreements may not be terminated during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board of Directors, the third person has abandoned or terminated his efforts to effect a Change of Control.

Executive Severance Policy

In addition to the executive severance agreements, we have an executive severance policy for certain senior executives if (i) the executive’s employment is terminated as a result of the elimination of the executive’s position, a restructuring of the Company or a reduction in work force, (ii) the executive is terminated without “cause” or (iii) the executive terminates his employment for “good reason”. This policy applies only to Messrs. Naatz and Liljegren. If any of the foregoing events occurs, the severance policy provides that the executive shall be entitled to:

•	a severance payment equivalent to two times the executive’s current annual salary (one times for Mr. Liljegren), payable in semi-monthly installments for 24 months (12 months for Mr. Liljegren);

•	outplacement services consisting of an 18-month program (12 months for Mr. Liljegren) with a value of up to $10,000;

•

provision of COBRA continuation benefits at the Company’s expense for up to two years (12 months for Mr. Liljegren), with an earlier termination if the executive becomes eligible for health plan coverage following new employment; and

•

payment of the executive’s annual incentive if the executive is terminated after the end of the calendar year but before the annual incentive payments are distributed, with the assumption made that all personal performance targets or goals were met.

After termination of employment, the executive will not be entitled to participate in any of the Company’s other benefits, including pension, 401(k), disability, perquisite, employee assistance, equity participation and other plans. If the executive is terminated before the end of the calendar year, no partial annual incentive payments will be made for the partial year.

The applicable restricted stock award agreement and equity plan will govern any restricted Common Stock awards at the time of termination of employment and awards will continue to vest until severance payment installments end, except that if the executive engages in a “prohibited activity” during the two-year period after termination of employment, the executive shall forfeit the right to any further vesting of the awards and the executive will not receive any undelivered shares of Company Common Stock upon the lapse of any applicable restrictions.

For purposes of determining whether an executive is entitled to receive severance benefits under this policy:

•

“cause” means the executive’s willful engagement in conduct materially and demonstrably injurious to the property or business of the Company, including fraud, misappropriation of funds or other property of the Company, other willful misconduct, gross negligence or conviction of a felony; and

•	“good reason” means:

•

the relocation of the executive’s principal place of performance of the executive’s duties and responsibilities (“employment domicile”) to a location more than 50 miles from the executive’s current employment domicile;

•

requiring the executive to travel 15% more than the executive traveled for the business of the Company in the preceding 12 months (counting each day or partial day of travel outside of the 100 mile radius of the executive’s current employment domicile as a travel day); or

•	a reduction in the executive’s base salary, bonus opportunity or long-term incentive opportunity other than reductions that are applicable to all similarly situated executives.

For purposes of the foregoing, a “prohibited activity” is deemed to have occurred if the executive:

•

divulges any non-public, confidential or proprietary information of the Company, but excluding any information that becomes generally available to the public other than as a result of the executive’s disclosure and information that becomes available to the executive on a non-confidential basis after the executive’s termination of employment;

•

directly or indirectly consults or becomes affiliated with, engages in business or becomes employed by a competitor of the Company or any of the Company’s subsidiaries or affiliates (the “Company Group”), but excluding (i) ownership of up to 5% of the stock of a business registered under the Exchange Act so long as the executive does not actively participate in the business during the two-year period after termination and (ii) employment with a professional firm that provides advice to competitors of the Company so long as the executive does not personally provide this advice; or

•	directly or indirectly, does any of the following without the written consent of the Company:

•	solicits, from any customer doing business with the Company Group that is known to the executive, business of the same or of a similar nature to the business of the Company Group with the customer;

•

solicits, from any potential customer of the Company Group that is known to the executive, business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company Group, to the potential customer, or of substantial preparation with a view to making such a bid, proposal or offer to such potential customer;

•	solicits the employment or services of any person who the executive knew was employed by the Company Group; or

•	otherwise knowingly interferes in any material respect with the business or accounts of the Company Group.

An executive shall be disqualified from receiving severance benefits under this policy if he or she:

•	is terminated for “cause”;

•	dies, retires prior to termination, resigns prior to termination, or suffers a permanent disability prior to termination;

•	receives severance benefits under the executive severance agreement; or

•	revokes the separation agreement and general release (discussed below).

In exchange for the severance benefits, each executive must execute a separation agreement that includes (i) a full release of the Company from any liabilities or obligations (excluding accrued and vested pension and compensation obligations, the obligations under the executive severance policy and any indemnification to which the executive is entitled), (ii) an agreement to cooperate with the Company in legal proceedings and investigations, (iii) a confidentiality agreement with respect to the Company’s confidential information, (iv) an agreement not to engage in a “prohibited activity” during the two-year period after termination, and (v) an agreement to settle issues with respect to the separation agreement through arbitration.

The separation agreement provides that if the executive engages in a “prohibited activity” in the first six months after termination, the Company may sue the executive for return of severance payments and seek an injunction against such activities during the first six months after termination. Thereafter, the Company may discontinue severance benefits (other than those required by applicable law such as COBRA).

The Compensation Committee may amend or terminate this policy; provided, that any amendment that is detrimental to the interests of an executive at the time of the amendment or any termination with respect to an executive shall only be effective 24 months from the date of the Compensation Committee’s action to amend or terminate.

Restricted Stock Award Agreements

Our named executive officers currently employed by the Company are parties to restricted stock award agreements. These agreements provide that if the named executive officer’s employment terminates prior to the vesting of the restricted Common Stock, due to the executive’s death, disability or retirement at or after age 65, all of the unvested equity will immediately vest. If, however, the executive divulges confidential information about the Company, solicits employees of the Company, or competes with the Company after retirement but prior to the time his equity is vested, all unvested equity will be forfeited.

If the executive is terminated and is entitled to benefits under the executive severance policy described above, then the restricted Common Stock awards will vest in accordance with such policy. If the executive’s employment is terminated for any reason other than death, disability or retirement and if the executive severance policy does not apply, all unvested stock awards will be forfeited, but the Company in its sole discretion may immediately vest any stock award or permit the continued vesting after termination. In addition, upon a change of control, all unvested restricted Common Stock will immediately vest. For grants made prior to 2011, “change of control” is as defined in the severance policy described above. For grants made in 2011, “change of control” is defined as:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires shares of the Company after the date of the agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of the agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

•

as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, a majority of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of the Company before the date of such appointment or election.

Potential Payments upon Certain Triggering Events

The following table provides estimates of the value of payments and benefits that would become payable or accrue to our current named executive officers as of December 31, 2011 under the scenarios described below, in each case based on the assumptions described in the footnotes to the tables. No information is provided in the narrative or table for Messrs. Zollars, Trubeck, Lamar and Smid, and Ms. Taylor because their employment terminated prior to December 31, 2011. See Executive Agreements—Zollars Employment Agreement, —Taylor and Naatz Agreements, —Relationship with Trubeck, —Lamar Agreement, and—Smid Agreements for a description of the compensation and benefits payable to Messrs. Zollars, Trubeck, Lamar and Smid and Ms. Taylor in connection with their respective terminations of employment. None of Messrs. Zollars, Trubeck, Lamar and Smid or Ms. Taylor is entitled to any payments or benefits not disclosed above. Mr. Liljegren submitted his resignation from the Company, effective as of March 23, 2012. Mr. Liljegren will not be entitled to any payment under the executive severance policy or his executive severance agreement (as described above) upon his departure from the Company.

No information is provided in the narrative or table for Mr. Rogers because he is not entitled to any special or accelerated benefits under any executive severance agreement, executive severance policy, or other arrangement providing for benefits following termination or change of control.

		Type of Payment (1)
Name	Type of Termination (2) $	Cash Severance $		Equity Awards (3) $		Other Payments $		Gross-Up and Excise Tax Payments $	Total Payments $
James L. Welch	Termination without Cause or for Good Reason	1,050,000		1,220,388		28,444	(4)	—	2,298,832

	Termination upon Death or Disability	—		1,220,388		—		—	1,220,388

	Change of Control with No Termination, Death or Disability	—		1,220,388		—		—	1,220,388

Jamie G. Pierson	Termination without Cause or for Good Reason	900,000		610,194		588,444	(5)	—	2,098,638

	Termination upon Death or Disability	—		610,194		560,000		—	1,170,194

	Change of Control with No Termination, Death or Disability	—		610,194		—		—	610,194

Michael J. Naatz	Termination in connection with Change of Control under Severance Agreement (6)	1,232,500	(7)	30		68,222	(8)	434,015	1,734,767

	Termination Covered by Executive Severance Policy (9)	850,000	(10)	30	(11)	41,370	(12)	—	891,400

	Change of Control with No Termination Death or Disability	—		30		—		—	30

Paul F. Liljegren	Termination in connection with Change of Control under Severance Agreement (6)	700,000	(7)	—		48,111	(8)	—	748,111

	Termination Covered by Executive Severance Policy (9)	250,000	(10)	—		20,130	(12)	—	270,130

(1)

This table excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary, and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts pursuant to our pension plans, which are described under Pension Benefits.
(2)	If a named executive officer is terminated for any reason other than death, disability or retirement and if he or she is not entitled to benefits under an employment agreement, executive severance agreement or the executive severance policy, absent special determination from the Company with respect to equity awards, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts and benefits that vested prior to the termination date.
(3)	The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The information excludes awards that were vested on December 30, 2011. Pursuant to our equity award agreements and applicable plans, all unvested restricted Common Stock will vest upon a change of control or death or disability of the holder of the award. On December 30, 2011 (the last business day of 2011), the closing price of the Company’s Common Stock was $9.97.
(4)	In accordance with Company policy, this amount represents the value of COBRA continuation benefits for up to 18 months.
(5)	This amounts represents the $560,000 retention bonus payable to Mr. Pierson pursuant to the Pierson Agreement and escrow agreement and, in accordance with Company policy, the value of COBRA continuation benefits for up to 18 months, which is $28,444.
(6)	Under the executive severance agreements, these payments are only made if the executive is terminated without “cause” either within the two-year period after a Change of Control or within the period between the initiation and culmination of a Change of Control or the executive resigns within two years after a Change of Control for certain specified reasons. See—Executive Severance Agreements above.
(7)	In accordance with the executive severance agreements, amounts represent a one-time lump sum payment equal to two times the sum of (a) the named executive officer’s base salary at December 31, 2011, and (b) a specified percentage of the named executive officer’s base salary, which percentage at December 31, 2011 was as follows: (45% – Mr. Naatz and 40% – Mr. Liljegren).
(8)	Amounts represent the value of benefits and perquisites continuation for 24 months (assuming no executive obtains a physical).

Name	Value of Benefit Continuation	Value of Perquisite Continuation	Total
Michael J. Naatz	32,222	36,000	68,222
Paul F. Liljegren	21,111	27,000	48,111

The New Compensation Committee terminated the executive perquisite program effective March 1, 2012. In lieu of the program, the New Compensation Committee increased the base salaries of executive officers that participated in the perquisite program by an amount equal to one-half of the annual perquisite payment made to the executive officer. See Compensation Discussion and Analysis—Summary of Compensation Components Applicable Both Prior to and After Our Financial Restrictions—Perquisites.
(9)	Under the executive severance policy, these payments are only made if (i) the executive’s employment is terminated as a result of the elimination of the executive’s position, a restructure of the Company or a reduction in work force; (ii) the executive is terminated without “cause” or (iii) the executive terminates his employment for “good reason.” See—Executive Severance Policy above.
(10)	In accordance with the executive severance policy, this amount represents two times Mr. Naatz’s base salary at December 31, 2011 payable in equal bi-monthly installments for 24 months and one times Mr. Liljegren’s base salary at December 31, 2011, payable in equal bi-monthly installments for 12 months.
(11)	In accordance with the executive severance policy, restricted Common Stock will continue to vest for 24 months. This amount reflects value as of December 30, 2011 (the last business day of 2011) of all unvested shares of restricted Common Stock that could vest within 24 months of December 31, 2011.
(12)	In accordance with the executive severance policy, this amount represents the value of COBRA continuation benefits for up to two years (one year for Mr. Liljegren) and outplacement services consisting of an 18-month program (12 months for Mr. Liljegren) with a value of up to $10,000.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011, with respect to our compensation plans under which equity securities are authorized for issuance. On December 1, 2011, we effected a 1-for-300 reverse stock split of our Common Stock. All share amounts have been adjusted to reflect the reverse stock split.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	302,658	(1)	$3,680	(2)	1,729,540	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	302,658		$3,680		1,729,540

(1)	Includes 33,105 shares issuable upon the exercise of stock options and 269,553 shares issuable upon vesting of restricted Common Stock and restricted share units.
(2)	Amount does not take into account shares issuable upon vesting of restricted share units, which have no exercise price.
(3)	Represents 1,729,540 shares available for issuance under our 2011 Plan.

Audit/Ethics Committee Report

The Audit/Ethics Committee provides assistance to the Board of Directors in, among other matters, fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company. The Audit/Ethics Committee also oversees the Company’s compliance programs.

The Audit/Ethics Committee has reviewed and discussed with management the Company’s audited financial statements and internal controls as of and for the year ended December 31, 2011.

The Audit/Ethics Committee has discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit/Ethics Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit/Ethics Committee regarding independence, and has discussed with KPMG its independence from the Company.

Based on the reviews and discussions referred to above, the Audit/Ethics Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The foregoing report is furnished by the Audit/Ethics Committee of the Board of Directors.

Raymond J. Bromark, Chairman

Douglas A. Carty

Robert L. Friedman

Audit Fees. The Audit/Ethics Committee presents the following summary of all fees paid to KPMG during 2011 and 2010:

	KPMG 2011	KPMG 2010
Audit fees (1)	$2,706,369	$2,841,113
Audit related fees (2)	199,133	59,300
Tax fees	0	0
All other fees	0	0

Total	$2,905,502	$2,900,413

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consist of consultations regarding accounting matters and employee benefit plan audits.

Pursuant to the Audit/Ethics Committee Charter, the Audit/Ethics Committee pre-approves all audit and non-audit services provided by the Company’s auditors. In addition, the chairman of the Audit/Ethics Committee has been delegated authority to pre-approve the provision of audit and non-audit services up to $100,000, provided that any approval by the chairman must be reported to the Audit/Ethics Committee at its next meeting. The delegation of authority was established to handle approval of audit and non-audit services prior to the engagement of the auditor or accountant before the next scheduled Audit/Ethics Committee meeting. The Audit/Ethics Committee pre-approved all audit and audit-related fees incurred in 2011. None of the services provided by the Company’s auditor were approved by the Audit/Ethics Committee pursuant to the exception set forth in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

The Audit/Ethics Committee considered and determined that the level of KPMG’s fees for provision of audit-related services is compatible with maintaining KPMG’s independence.

Certain Relationships and Related Transactions

Agreements with Alvarez & Marsal. The Company initially retained Alvarez & Marsal North America, LLC (“A&M”) in 2008 pursuant to a letter agreement to assist with restructuring plans and strategic alternatives, generate plans to improve liquidity, and identify and drive accountability for possible cost reduction and operations improvement opportunities. On February 15, 2011, the Company entered into a letter agreement with A&M, effective as of December 31, 2010 (the “Letter Agreement”) that terminated prior agreements with A&M except for provisions dealing primarily with confidentiality and indemnification obligations. Pursuant to the Letter Agreement, A&M provided the Company with services in connection with the financial restructuring. Representatives of A&M reported directly to the Board of Directors and the Chief Executive Officer. The Company agreed to pay A&M $225.00 to $775.00 per hour for the services of its personnel provided under the Letter Agreement plus reimbursement for reasonable out of pocket expenses.

On July 22, 2011, the Board of Directors approved Jamie G. Pierson, an employee of A&M, to serve as Interim Chief Financial Officer of the Company, beginning on August 9, 2011. Mr. Pierson had been working with the Company since early 2009. In connection with Mr. Pierson’s appointment, the Company entered into a letter agreement (the “Second Letter Agreement”) with A&M that terminated the Letter Agreement. Pursuant to the Second Letter Agreement, Mr. Pierson served as Interim Chief Financial Officer and additional A&M engagement personnel provided services as set forth in the Second Letter Agreement. Mr. Pierson and the other engagement personnel agreed to, among other things, assist our Chief Executive Officer in performing a financial review of the Company, develop additional business plans and alternatives for maximizing the enterprise value of the Company, and identify and implement possible cost reduction and operations improvement opportunities. Mr. Pierson and the other engagement personnel reported directly to the Board of Directors and the Chief Executive Officer, or such other officers as directed by the Board of Directors. The Company agreed to pay A&M between $225.00 to $775.00 per hour with respect to the services provided by the other engagement personnel and $650.00 per hour for Mr. Pierson’s services plus reimbursement for reasonable out-of-pocket expenses. In addition, the Second Letter Agreement provided for A&M to retain the $300,000 retainer initially paid, which will be credited against any amounts due at the termination of the Second Letter Agreement and returned upon satisfaction of all obligations under the Second Letter Agreement. During 2011, the Company paid A&M approximately $6.4 million for the services of Mr. Pierson and the other personnel pursuant to the Letter Agreement, the Second Letter Agreement and the Third Letter Agreement (defined below). As of December 31, 2011, there was $0.2 million included in accounts payable related to amounts owed to A&M.

On November 3, 2011, the Company appointed Mr. Pierson as Executive Vice President and Chief Financial Officer of the Company, and he ceased being employed by A&M. The Company and A&M entered into a letter agreement (the “Third Letter Agreement”) that terminated the Second Letter Agreement. The Third Letter Agreement reflects the arrangement with respect to A&M personnel after Mr. Pierson became an employee of the Company. While employed by A&M, Mr. Pierson was, and the other engagement personnel are, independently compensated pursuant to arrangements with A&M, over which the Company has no control, and Mr. Pierson and other engagement personnel were not, and are not, compensated by the Company and did not, and do not, participate in any of the Company’s employee benefits. As Executive Vice President and Chief Financial Officer of the Company, Mr. Pierson receives the compensation and benefits described under the headings Compensation Discussion and Analysis and Executive Compensation—Executive Agreements—Pierson Employment Agreement.

Agreement with MAEVA Advisors. On July 22, 2011, Harry Wilson was elected as a director of the Company. Mr. Wilson is Chairman and Chief Executive Officer of MAEVA Advisors, LLC (“MAEVA”), which provided certain financial advisory services in connection with our financial restructuring to the Joint Management and Labor Committee of the Company (the “JMLC”) pursuant to a letter agreement dated January 19, 2011, between the JMLC and MAEVA. The letter agreement was terminated effective immediately following the closing of our financial restructuring except for the provisions that the New Board would consider and vote on an additional fee proposal from MAEVA for services provided to the JMLC in connection with our financial restructuring and the indemnification of MAEVA against losses in connection with the services provided by MAEVA under the letter agreement. The Company paid MAEVA approximately $7.1 million pursuant to the letter agreement, all of which was expensed during the year ended December 31, 2011. The payment includes a $6.0 million success fee related to the closing of our financial restructuring, plus reimbursement for reasonable and actual expenses.

Other Related Party Agreements. The Company entered into agreements with John A. Lamar, a former director and our former Chief Restructuring Officer, and William L. Trubeck, a former director and our former Interim Executive Vice President and Chief Financial Officer, pursuant to which each previously provided services to the Company. A description of those agreements is set forth under the headings Executive Compensation – Executive Agreements – Lamar Agreement and – Relationship with Trubeck, respectively, which descriptions are incorporated herein by reference.

Code of Conduct. The Company’s Code of Conduct (available on the Company’s website at www.yrcw.com) contains conflict of interest procedures that require referral of any potential conflict to the Company’s General Counsel. The General Counsel will then report her findings and recommendations to the appropriate supervisor, who will then determine, in conjunction with the General Counsel, the appropriate action to be taken. If the General Counsel wishes to approve a conflict of interest transaction, the General Counsel must seek approval from the Chairman of the Audit/Ethics Committee for those conflicts of interest that do not constitute a related party transaction (defined below). The Chairman of the Audit/Ethics Committee may either consider the proposed conflict of interest transaction or refer such transaction for consideration at the next meeting of the Audit/Ethics Committee. The Chairman of the Audit/Ethics Committee is required to report any approval of a conflict of interest at the next meeting of the Audit/Ethics Committee. The Code of Conduct strongly recommends that Company officers and employees disclose the potential conflict prior to taking any action.

Pursuant to the Company’s Code of Conduct, the Audit/Ethics Committee reviews and approves (or may refer to the independent members of the Board of Directors) any related party transactions involving any of the Company’s executive officers and any member of the Board of Directors based on the facts and circumstances of the individual situation. The Code of Conduct did not require Audit/Ethics Committee approval of the Letter Agreement or the Second Letter Agreement with A&M because Mr. Pierson was not an executive officer at the time the Company entered into the agreement. The Code of Conduct did not require Audit/Ethics Committee approval of the Third Letter Agreement with A&M because Mr. Pierson was not an employee of A&M at the time the Company entered into the agreement with A&M. The Code of Conduct did not require Audit/Ethics Committee approval of the agreement with MAEVA because Mr. Wilson was not a director at the time the Company entered into the agreement. The Audit/Ethics Committee recommended the additional success fee payments to MAEVA for approval by the independent members of the full Board of Directors. In addition, the entire Old Board approved the agreements with each of Messrs. Lamar and Trubeck due to the nature of the agreements, with each director abstaining on the vote with respect to his agreement. Any director seeking approval or waiver of a potential conflict of interest should recuse himself or herself from any decision on whether to approve an activity or waive the potential conflict. A “related party transaction” is defined in the Company’s Code of Conduct as any transaction that would be required to be disclosed in the Company’s Annual Report on Form 10-K pursuant to Item 404 of SEC Regulation S-K. Since the adoption of the Company’s Code of Conduct in 2003, the Audit/Ethics Committee has not waived any potential conflict of interest.

“Conflicts of interest” are described generally in the Code of Conduct as situations in which either a director’s, officer’s or employee’s personal involvement or financial affairs are, or may appear to be, in conflict with their responsibility to act in the best interest of the Company. A conflict of interest is considered to exist when an individual’s personal involvement or financial affairs may adversely influence his or her judgment in the performance of his or her duty to the Company. Examples of potential conflicts of interest provided in the Code of Conduct are:

•

a director, officer or employee, directly or indirectly, or one of his or her immediate family members, owns or has a financial interest in another organization that is a competitor, customer, contractor or supplier of the Company;

•

a director, officer or employee, directly or indirectly, or one of his or her immediate family members, serves as a director, officer, employee, consultant or agent of an organization that is a competitor of the Company, or which does business with the Company as a supplier, customer, or contractor; and

•

a director, officer or employee, or one of his or her immediate family members, is a principal party to a transaction with the Company involving the rental or purchase of real estate, goods or services.

II. ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders and Convertible Noteholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement. As selected by our Stockholders and Convertible Noteholders at the 2011 Annual Meeting and approved by the Board of Directors, the current frequency of Stockholder and Convertible Noteholder advisory votes on executive compensation is annually. The next scheduled advisory vote on executive compensation is at the 2013 Annual Meeting.

The Board of Directors recognizes that executive compensation is an important matter for our Stockholders and Convertible Noteholders. As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy. The Committee has established an executive compensation philosophy that supports our near and long-term strategic objectives to attract and retain high caliber executives to enable us to effectively navigate the financial challenges affecting our Company and compete in our market segments and to provide incentives that encourage executives to attain the highest level of organizational performance without encouraging excessive risk taking. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stakeholder interests and concerns.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 33 through 68, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our named executive officers.

Effect of the Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board of Directors or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any named executive officer and will not overrule any decisions made by the Board of Directors or the Compensation Committee. Because we highly value the opinions of our Stockholders and Convertible Noteholders, however, the Board of Directors and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Approval of Proposal II requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal II.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

III. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Ethics Committee has appointed KPMG as the Company’s independent registered public accounting firm for 2012. Generally, the Board of Directors submits the Audit/Ethics Committee’s appointment of the Company’s independent registered public accounting firm annually for ratification by the Stockholders and Convertible Noteholders. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although stockholder ratification is not required, if the Stockholders and Convertible Noteholders do not ratify the appointment of KPMG as the Company’s independent registered public accounting firm for 2012, the Audit/Ethics Committee will reconsider the matter.

Required Vote

Approval of Proposal III requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal III.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

IV. OTHER MATTERS

The Board of Directors does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

P.O. BOX 7563 OVERLAND PARK, KS 66207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. on April 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on April 30, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time on April 30, 2012 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YRC WORLDWIDE INC.			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors of YRC Worldwide Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.
1.	Election of Directors Nominees:

01) 02) 03) 04)	Raymond J. Bromark 05) Michael J. Kneeland Matthew A. Doheny 06) James L. Welch Robert L. Friedman 07) James F. Winestock James E. Hoffman

							For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.						☐	☐	☐

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		☐	☐
Please indicate if you plan to attend this meeting.		Yes	No

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Website available 24 hours a day, 7 days a week

E L E C T R O N I C D E L I V E R Y

Reduce paper mailed to your home and help lower YRC Worldwide Inc.’s printing and postage costs!

YRC Worldwide Inc. is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

To participate, follow the easy directions on the right. You will receive notification when the materials are available for review.

ACT NOW...IT’S FAST & EASY Just follow these 5 easy steps:
Œ	Log onto the Internet at www.icsdelivery.com
	Enter your 12 digit security code appearing on the reverse side
Ž	Enter your Social Security or Tax I.D. Number
	Enter your e-mail address
	Enter a PIN number of your choice which will be used for electronic voting

Reminder: Electronic Voting is also available.

You may vote these shares or convertible notes by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 1, 2012:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

YRC WORLDWIDE INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James L. Welch, Michelle A. Russell, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock, Series A Voting Preferred Stock, 10% Series A Convertible Notes due 2015 and 10% Series B Convertible Notes due 2015 of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on May 1, 2012 at 10:00 a.m., Central time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof, the majority of the Proxies present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to bemarked, dated and signed on the other side)